Exhibit 10.42
LEASE
10455 Pacific Center Court
San Diego, California
Basic Lease Information

Date:	January 31, 2020
Landlord:	GC Pacific Center Court Owner LLC, a Delaware limited liability company
Tenant:	Dexcom, Inc., a Delaware corporation
Building (section 1.1):	That certain building located at 10455 Pacific Center Court, San Diego, California 92121
Premises (section 1.1):	A portion of the Building comprising 49,152 square feet of rentable area and commonly known as Suites 150 and 250
Parking (section 1.4):	2.95 unreserved parking spaces per 1,000 rentable square feet of Premises (for an initial parking space total of 145 as of the Commencement Date)
Lease Term (section 2.1):	Approximately eighty-four (84) months
Delivery Date (section 2.1):	The date on which Landlord tenders possession of the Premises to Tenant with the Landlord Delivery Date Work (as such term is defined in Exhibit B) Substantially Complete.
Commencement Date (section 2.1):	September 1, 2020
Expiration Date (section 2.1):	August 31, 2027
Base Rent (section 3.1(a)):
Month            Monthly Base Rent
09/01/20 – 08/31/21    $103,219.20
09/01/21 – 08/31/22    $106,315.78
09/01/22 – 08/31/23    $109,505.25
09/01/23 – 08/31/24    $112,790.41
09/01/24 – 08/31/25    $116,174.12
09/01/25 – 08/31/26    $119,659.34
09/01/26 – 08/31/27    $123,249.12

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Rent Payment Address (section 3.3):	c/o Graymark Capital, Inc. 180 Sutter Street, Suite 400 San Francisco, CA 94104
Tenant's Percentage Share (section 4.1(c)):	55.00%
Permitted Use (section 6.1):	General office, research and development and warehouse
Service Hours (section 7.2)	8 A.M. to 6 P.M. ("Business Hours") Monday through Friday (except union holidays and legal holidays) ("Business Days")
Deposit (section 27.1):	None
Tenant's Address (section 30.1):
Dexcom, Inc.
6340 Sequence Drive
San Diego, California 92121
Attention: Chief Executive Officer
with a copy to:
Dexcom, Inc.
6340 Sequence Drive
San Diego, California 92121
Attention: Legal Department
and with a copy to:
Stuart Kane LLP
620 Newport Center Drive, Suite 200
Newport Beach, California 92660
Attention: Josh C. Grushkin

Landlord's Address (section 30.1):	c/o Graymark Capital, Inc. 180 Sutter Street, Suite 400 San Francisco, CA 94104
Landlord's Broker (section 32.1):	Kidder Mathews
Tenant's Broker (section 32.1):	Cushman & Wakefield
Exhibits	Exhibit A – Plan Outlining Premises Exhibit B – Work Letter Exhibit C – Rules and Regulations Exhibit D – Tenant's Building Signage Exhibit E – Appraisal Method Exhibit F – Dish / Antenna
The foregoing Basic Lease Information is incorporated in and made a part of this Lease. If there is any conflict between the Basic Lease Information and any other part of this Lease, the former shall control.

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TENANT: DEXCOM, INC., a Delaware corporation By /s/ Jereme Sylvain Name Jereme Sylvain Title VP, Finance	LANDLORD: GC PACIFIC CENTER COURT OWNER LLC, a Delaware limited liability company By /s/ Brian Hecktman Name Brian Hecktman Title Authorized Signatory

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TABLE OF CONTENTS

Exhibit A - Plan Outlining the Premises
Exhibit B - Work Letter
Exhibit C - Rules and Regulations
Exhibit D - Tenant's Building Signage
Exhibit E - Appraisal Method
Exhibit F - Dish / Antenna
Other Attachments (if any)

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LEASE

THIS LEASE is made as of the date specified in the Basic Lease Information by and between the landlord specified in the Basic Lease Information ("Landlord"), and the tenant specified in the Basic Lease Information ("Tenant").
W I T N E S S E T H:
ARTICLE 1
Premises
1.1Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants and conditions set forth in this Lease, the space (the "Premises") substantially shown outlined on the floor plan attached hereto as Exhibit A and described in the Basic Lease Information, which Premises are located in the building (the "Building") described in the Basic Lease Information. As used in this Lease, the term "Building" shall include the parcel or parcels of land on which the Building is located and all appurtenances thereto. During the Lease Term, Tenant shall have the nonexclusive right, in common with other tenants of the Building, to use only for their intended purposes of lobbies, entrances, stairs, elevators and other public portions of the Building, that are designated by Landlord from time to time as common areas and not leased to or allocated for the exclusive use of another tenant of the Building. Landlord shall have the right from time to time to change the size, location, configuration, character or use of any such common areas, construct additional improvements or facilities in any such common areas, or close any such common areas; provided, however, Landlord shall use commercially reasonable efforts to not materially adversely affect Tenant's access to and use of the Premises and parking areas. Tenant shall not interfere with the rights of Landlord and other tenants of the Building to use such common areas. All of the windows and outside decks or terraces and walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord; provided, however, at no additional cost to Tenant, Landlord shall permit Tenant the nonexclusive right, in common with Landlord and other tenants of the Building, to utilize the existing Building risers, raceways, shafts and conduit for the installation and operation of Tenant's telecommunications systems, including voice, video, data, internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, and Landlord shall provide Tenant with reasonable access, at reasonable times determined by Landlord, to other areas within the Building (other than the premises of other tenants), including the Building’s MPOE (main point of entry), as reasonably necessary for the installation of required infrastructure for Tenant’s telecommunications systems.
1.2Tenant acknowledges that Tenant has inspected the Premises and the Building or has had the Premises and the Building inspected by professional consultants retained by Tenant, Tenant is familiar with the condition of the Premises and the Building, the Premises and the Building are suitable for Tenant's purposes, and, except for the Landlord's Work (as defined in Exhibit B) to be constructed or installed by Landlord pursuant to Exhibit B, the condition of the Premises and the Building is acceptable to Tenant. Except for the Landlord's Work to be constructed or installed by Landlord pursuant to Exhibit B, and as otherwise expressly set forth in this Lease, Landlord shall have no obligation to construct or install any improvements in the Premises or the Building or to remodel, renovate, recondition, alter or improve the Premises or the Building in any manner, and Tenant shall accept the Premises "as is" on the Commencement Date subject to Landlord's Work being substantially complete and the Landlord's Warranty (as defined below). Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose, or any other kind arising out of this Lease and there are and shall be no warranties that extend beyond the warranties, if any, expressly set forth in this Lease. Notwithstanding the foregoing, subject to Landlord's substantial completion of the Landlord's Work, Landlord shall be responsible for causing as of the Delivery Date, at no cost to Tenant, the structural portions of the roof, and the Base Building systems (as defined below) to be in good condition and repair, and the Building and Premises to be in compliance with all applicable codes, laws, ordinances, rules and regulations (including, but not limited to in compliance with the American with Disabilities Act ("ADA")) that were in effect as of the date such

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improvements were constructed (the "Landlord's Warranty"). If a non-compliance with the Landlord Warranty exists as of the Delivery Date or any non-compliance is discovered by Tenant within one hundred twenty (120) days following the Delivery Date, then Tenant shall provide written notice of same to Landlord, and Landlord shall rectify such lack of compliance at Landlord's sole cost and expense; provided, however, that the foregoing shall not diminish Tenant's responsibility to perform any repairs, modifications or improvements if necessitated after the Delivery Date due to Tenant's use of the same, Tenant's Alterations, ordinary wear and tear. For purposes of this Lease "Base Building systems" means all Base Building systems (including, elevator, plumbing, air conditioning, heating, ventilation, electrical, security, life safety and power, and other mechanical and emergency systems for the Building), except (A) those special systems installed for specific tenants (including Tenant), (B) any systems installed by Tenant as part of the Alterations performed by Tenant to the Premises and (C) the portion of any Building system within any specific tenant space (including the Premises) or which exclusively serves such tenant or is otherwise the responsibility of such tenant pursuant to its lease.
1.3No easement for light, air or view is included with or appurtenant to the Premises. Any diminution or shutting off of light, air or view by any structure which may hereafter be erected (whether or not constructed by Landlord) shall in no way affect this Lease or impose any liability on Landlord.
1.4Notwithstanding section 1.1 of this Lease relating to use of the common areas of the Building for parking, Tenant shall have the right to use only the number of parking spaces specified in the Basic Lease Information at no additional cost or expense throughout the Lease Term. No parking spaces shall be reserved for the exclusive use of Tenant. Tenant shall use such parking spaces solely for parking automobiles of Tenant's officers and employees. Tenant shall not, at any time, use more than the number of parking spaces specified in the Basic Lease Information. Tenant shall comply with all Rules and Regulations and all laws now or hereafter in effect relating to the use of parking spaces. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder, by reason of any reduction in Tenant's parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the control of Landlord.
1.5As required by Section 1938(a) of the California Civil Code, Landlord discloses to Tenant that the Premises have not undergone inspection by a Certified Access Specialist ("CASp").   As required by Section 1938(e) of the California Civil Code, Landlord also states that:
"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."
As permitted by the quoted language above, it is agreed that: (a) any CASp inspection requested by Tenant shall be requested by Tenant within ten (10) days after the date on which this Lease has been executed by Landlord and Tenant, (b) the contract under which the inspection is to be performed shall not limit the CASp's liability if the CASp fails to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract and the contract shall otherwise comply with the provisions of this Lease applicable to Tenant contracts for construction; (c) the CASp inspection shall be conducted (i) at Tenant's sole cost and expense, (ii) by a CASp approved in advance by Landlord, (iii) after normal business hours, (iv) in a manner reasonably satisfactory to Landlord, and (v) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; and (e) to the extent that such CASp inspection identifies any necessary repairs to correct violations of construction-related accessibility standards within the Premises, the provisions of Article 14 below shall govern

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Tenant’s responsibility to make such repairs to the Premises. Landlord may elect to perform any portion of such work at Tenant's expense, which expense shall be estimated by Landlord and prepaid by Tenant within ten (10) days after Landlord's request. When the work is substantially completed, the estimated and actual costs and charges for such work shall be compared and Tenant shall receive a credit against future Rent for any overpayment and shall pay any underpayment to Landlord with the next installment of Rent due hereunder.
ARTICLE 2
Term
2.1The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease shall be the term specified in the Basic Lease Information (the "Lease Term"), which shall commence on the commencement date specified in the Basic Lease Information (the "Commencement Date") and, unless extended or sooner terminated as hereinafter provided, shall end on the expiration date specified in the Basic Lease Information (the "Expiration Date"). If Landlord, for any reason whatsoever, does not deliver possession of the Premises to Tenant with the Landlord Delivery Date Work Substantially Completed on or before June 1, 2020, as such date may be extended by Tenant Delay (as such term is defined in Exhibit B) or Force Majeure (as such term is defined below) (such date being referred to herein as the "Target Delivery Date"), and Tenant has Substantially Completed the components of Tenant's Work (as defined in Exhibit B) required for issuance of a certificate of occupancy by the City of San Diego, this Lease shall not be void or voidable and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, but in such event, (a) Landlord shall provide to Tenant a credit against Base Rent equal to (i) one (1) day of Base Rent for each day (if any) that passes from the Target Delivery Date until the actual Delivery Date occurs (such number of days referred to herein as the "Delay Period"), and (b) the Commencement Date shall be extended by the number of days equal to the Delay Period, however the Expiration Date shall not be extended due to such Delay Period. For purposes of this Lease, "Force Majeure" shall mean strikes, lock-outs, labor disputes, shortages of material or labor, fire, earthquake, flood or other casualty, acts of terror, acts of God, tenant holdover, or any other cause (other than financial inability) beyond the reasonable control of Landlord.
2.2At any time during the Lease Term, Landlord may deliver to Tenant a notice confirming the Commencement Date and the Expiration Date, as determined in accordance with this Lease, which notice Tenant shall execute and return to Landlord within ten (10) business days following receipt.
2.3Landlord shall construct or install in the Premises those improvements to be constructed or installed by Landlord pursuant to Exhibit B. Landlord shall deliver and Tenant shall accept the Premises upon Substantial Completion of the Landlord Delivery Date Work (as such is defined in Exhibit B). Substantial Completion of the Landlord Delivery Date Work shall be deemed to occur when Landlord has completed the Landlord Delivery Date Work pursuant to Exhibit B, subject to the completion or correction of items on a punch list mutually agreed upon by Landlord and Tenant. Landlord shall complete or correct the items on such punch list promptly, and in any event within thirty (30) days after the Delivery Date.
2.4Tenant shall have the right to enter and utilize the Premises from the Delivery Date through the Commencement Date (the "Early Access Period") solely for the purpose of constructing improvements and installing fixtures and equipment in the Premises for use by Tenant following the Commencement Date. If Tenant enters the Premises for any such permitted purpose prior to the Commencement Date, all of the agreements and covenants of Tenant in this Lease, except the payment of rent (including, but not limited to, Base Rent and Tenant's Share of Operating Expenses and Property Taxes), shall apply and be in force, including, without limitation, the provisions of Article 6, Article 7 and Article 8 of this Lease (provided, to the extent the provisions of Article 8 conflict with those of Exhibit B, the provisions of Exhibit B shall control). Before Tenant enters the Premises, Tenant shall deliver certificates of insurance to Landlord as required by Article 13 of this Lease. During any such entry into the Premises before the Commencement Date, Tenant shall not interfere in any way with any construction work or other activity by Landlord in the Premises and Tenant shall cooperate in all reasonable ways with Landlord while Landlord is carrying on any construction work or other activity within the Premises. Tenant shall be solely responsible for all furniture, fixtures and equipment and for any loss or damage thereto caused by Tenant’s early entry. In the event Tenant completes Tenant's Work and receives a

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Certificate of Occupancy from the City of San Diego for the Premises, and after providing Landlord with a copy of such Certificate of Occupancy, occupies and/or commences business operations in the Premises prior to the Commencement Date, such occupancy and use shall not advance the Commencement Date, however commencing as of such date that Tenant occupies and/or commences business operations in the Premises, Tenant shall be obligated to pay Tenant's Share of Operating Expenses and Property Taxes pursuant to Articles 3 and 4 of this Lease. Tenant shall be obligated to pay for all utilities (including, without limitation, Tenant's Monthly Utility Charge pursuant to Section 3.1(d) of this Lease) at all times during the Early Access Period.
ARTICLE 3
Rent
3.1Tenant shall pay to Landlord the following amounts as rent for the Premises:
(a)During the Lease Term, Tenant shall pay to Landlord, as monthly rent, the base rent specified in the Basic Lease Information (the "Base Rent").
(b)During each calendar year or part thereof during the Lease Term, Tenant shall pay to Landlord, as additional rent, Tenant's Percentage Share (as hereinafter defined) of all Operating Expenses (as hereinafter defined) paid or incurred by Landlord in such calendar year.
(c)During each calendar year or part thereof during the Lease Term, Tenant shall pay to Landlord, as additional rent, Tenant's Percentage Share of all Property Taxes (as hereinafter defined) paid or incurred by Landlord in such calendar year.
(d)During each calendar year or part thereof during the Lease Term, Tenant shall pay to Landlord, as additional rent, the actual cost incurred by Landlord with respect to all electricity, chilled water, air conditioning, gas, fuel, steam, heat, light, power and other utilities consumed within the Premises, as more particularly described herein (all such costs payable by Tenant pursuant to this section 3.1(d) shall be referred to as "Tenant's Monthly Utility Charge", and all such amounts shall constitute rent hereunder).
(i)All electricity directly serving the Premises ("Direct Electrical Costs") shall be metered or submetered and Tenant shall pay, as monthly rental, the actual cost (without mark up by Landlord) of all such Direct Electrical Costs either to Landlord as a reimbursement, or, at Landlord's election, as a payment directly to the entity providing such electricity. Such payments to Landlord of Direct Electrical Costs shall be made within thirty (30) days of Landlord's delivery of an invoice to Tenant therefor.
(ii)With respect to all utility costs for the Premises other than Direct Electrical Costs (collectively, "Other Utility Costs"), Landlord shall have the right, from time to time, to equitably allocate some or all of such Other Utility Costs among different portions or occupants of the Building ("Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, office space tenants, residential space occupants, and retail space tenants of the Building. The utility costs within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner (without markup by Landlord).
(e)Throughout the Lease Term, Tenant shall pay, as additional rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money and charges are otherwise designated "additional rent." As used in this Lease, "rent" shall mean and include all Base Rent, all additional rent and all other amounts payable by Tenant in accordance with this Lease.
3.2The additional rent payable pursuant to sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof shall be calculated and paid in accordance with the following procedures:

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(a)On or before the first day of each calendar year during the Lease Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord's estimate of the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof for the ensuing calendar year. On or before the first day of each month during such ensuing calendar year, Tenant shall pay to Landlord, as monthly rent, one-twelfth of such estimated amounts. If such notice is not given for any calendar year, Tenant shall continue to pay on the basis of the prior calendar year's estimate until the month after such notice is given. If at any time it appears to Landlord that the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof for the current calendar year will vary from Landlord's estimate, Landlord may, by giving written notice to Tenant, revise its estimate for such calendar year. If Landlord delivers its estimate after the first day of a calendar year, or if Landlord revises its estimate for a calendar year, then subsequent payments by Tenant for such calendar year shall be based on such late or revised estimate, as the case may be, with an appropriate adjustment to the amount of such subsequent payments such that, prior to the end of such calendar year or portion thereof during the Lease Term, Tenant shall have paid Landlord's entire estimate of the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof for such calendar year.
(b)Within a reasonable time after the end of each calendar year, Landlord shall give Tenant a written statement of the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof for such calendar year certified by Landlord. If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit the excess to the next succeeding monthly installments payable under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Failure by Landlord to give any notice or statement to Tenant under this section 3.2 shall not waive Landlord's right to receive, and Tenant's obligation to pay, the amounts payable by Tenant under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof. During the Lease Term, but in no event more often than once in any one (1) year period, Tenant or its authorized employee or representative shall have the right to inspect the books of Landlord relating to Operating Expenses and Property Taxes, after giving reasonable prior written notice to Landlord and during the business hours of Landlord at Landlord's office in the Building or at such other location as Landlord may designate, for the purpose of verifying the information in such statement; provided that, if Tenant utilizes an independent accountant to perform such review, then such accountant shall be one of national standing which is reasonably acceptable to Landlord and is not compensated on a contingency basis; and provided further that Tenant shall have no right to inspect such books pertaining to any given period more than one hundred eighty (180) days after Landlord shall have delivered the written statement pertaining to such period. If Tenant wishes to dispute an amount shown on the annual statement, Tenant shall give Landlord written notice of such dispute within one hundred eighty (180) days after Tenant’s receipt of the annual statement. If Tenant does not give Landlord such notice within such time, Tenant shall have waived its right to dispute the annual statement. Promptly after the receipt of such written notice from Tenant, Landlord and Tenant shall endeavor in good faith to resolve such dispute. If such efforts do not succeed, Tenant shall have the right to cause a nationally recognized independent certified public accountant designated by Tenant, to be paid on an hourly and not a contingent fee basis, to audit the items questioned by Tenant in its original notice contesting the annual statement, provided that Tenant (i) notifies Landlord in writing of Tenant’s intention to exercise such audit right within thirty (30) days after the relevant initial written notice from Tenant to Landlord with respect to such dispute, (ii) actually begins such audit within thirty (30) days after the notice from Tenant to Landlord advising Landlord that Tenant will require an audit (provided that such 30-day period within which the audit must be commenced shall be extended by the length of any delay in the commencement of the audit that is caused by Landlord) and (iii) diligently pursues such audit to completion as quickly as reasonably possible. Landlord agrees to make available to Tenant’s auditors, at Landlord’s office in San Francisco and/or at Landlord’s office in the Building (at Landlord’s sole option), the books and records relevant to the audit for review and copying, but such books and records may not be removed from Landlord’s offices. Tenant shall bear all costs of such audit, including Landlord’s actual copying costs and personnel costs, if any incurred in connection with such audit (provided that, prior to incurring any personnel costs in connection with any such audit, Landlord shall advise Tenant of Landlord’s anticipated personnel costs so that Tenant may, at Tenant’s option, modify Tenant’s activities with regard to such audit in order to preclude the need for Landlord to incur such personnel costs), except that, if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of Operating Expenses of five (5%) or more, and Landlord’s auditors concur in

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such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear all costs of the audit. If the agreed or confirmed audit shows an underpayment of Operating Expenses by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Operating Expenses by Tenant, Landlord shall reimburse Tenant for such overpayment within thirty (30) days after the audit is agreed to or confirmed. Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this section 3.2(b) shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Article 3 within the time stipulated herein for payment (including, without limitation, the contested amounts) and (ii) Tenant executing, prior to the commencement of the audit, a confidentiality agreement in form and substance reasonably satisfactory to Landlord in which Tenant shall agree to keep confidential, and not disclose to any other party, the results of any such audit or any action taken by Landlord in response thereto.
(c)If the Lease Term ends on a day other than the last day of a calendar year, the amounts payable by Tenant under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof applicable to the calendar year in which the end of the term occurs shall be prorated on the basis which the number of days from the commencement of such calendar year to and including the date on which the end of the term occurs bears to three hundred sixty-five (365). Termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to section 3.2(b) hereof to be performed after such termination.
3.3Tenant shall pay all monthly installments of Base Rent and monthly installments of Landlord's estimates of amounts payable under sections 3.1(b), 3.1(c), and 3.1(d)(ii) hereof (collectively, "Monthly Rent") to Landlord, in advance, on or before the first day of each and every calendar month during the Lease Term, without notice, demand, deduction or offset except as otherwise expressly set forth in this Lease, in lawful money of the United States of America. Landlord instructs Tenant to pay all such Monthly Rent to the address specified therefor in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate in writing. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. If Tenant's obligation to pay Base Rent hereunder commences on a day other than the first day of a calendar month, or if the Lease Term terminates on a day other than the last day of a calendar month, then the Base Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Upon signing this Lease, Tenant shall pay to Landlord an amount equal to the Base Rent for the first full calendar month of the Term in which monthly Base Rent is payable, which amount Landlord shall apply to the Base Rent for such first full calendar month.
ARTICLE 4
Operating Expenses and Property Taxes Definitions
4.1The following terms shall have the definitions herein specified:
(a)"Operating Expenses" shall mean all costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, replacement, maintenance or repair of the Building or providing services in accordance with this Lease, including, without limitation, the following: (i) salaries, wages, other compensation and benefits for personnel engaged in the management, operation, maintenance or repair of the Building; (ii) uniforms provided to such personnel; (iii) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any mortgage or deed of trust encumbering the Building; (iv) costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (v) water and sewer charges or fees; (vi) license, permit and inspection fees; (vii) sales, use and excise taxes on goods and services purchased by Landlord; (viii) telephone, delivery, postage, stationery supplies and other expenses; (ix) management fees and expenses; (x) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the common areas; (xi) equipment lease payments; (xii) repairs to and physical maintenance of the

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Building, including Building systems and accessories thereto and repair and replacement of worn-out or broken equipment, facilities, parts and installations; (xiii) window cleaning, security, guard, extermination, water treatment, garbage and waste disposal, rubbish removal, plumbing and other services; (xiv) inspection or service contracts for elevator, electrical, mechanical and other Building equipment and systems; (xv) supplies, tools, materials and equipment used in connection with the management, operation, maintenance or repair of the Building; (xvi) accounting, legal and other professional fees and expenses (excluding legal fees incurred by Landlord relating to disputes with specific tenants or the negotiation, interpretation or enforcement of specific leases); (xvii) painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Building; (xviii) the cost of furniture, draperies, carpeting and other customary and ordinary items of personal property (excluding paintings, sculptures or other works of fine art) provided by Landlord for use in common areas of the Building or in the Building office, such costs to be reasonably amortized as determined by Landlord; (xix) all costs and expenses resulting from work, labor, supplies, materials or services similar or in addition to, or in lieu of, any of the foregoing, or resulting from compliance with any laws, ordinances, rules, regulations or orders, or to comply with any amendment or other change to the enactment or interpretation of any applicable laws from its enactment or interpretation; (xx) Building office rent or rental value for office space reasonably necessary for the proper management and operation of the Building; (xxi) all costs and expenses of contesting by appropriate legal proceedings any matter concerning managing, operating, maintaining or repairing the Building or the amount or validity of any Property Taxes; (xxii) reasonable depreciation as determined by Landlord on all personal property, fixtures and equipment (including window washing machinery) used in the management, operation, maintenance or repair of the Building and on exterior window coverings provided by Landlord and carpeting in public corridors and common areas; and (xxiii) the cost, reasonably amortized as determined by Landlord, together with interest at the rate of ten percent (10%) per annum, or such higher annual rate as Landlord may actually have to pay, on the unamortized balance, of all capital improvements made to the Building or capital assets acquired by Landlord that are (A) required to comply with any conservation program or required by any law, ordinance, rule, regulation or order that are first enacted, or first interpreted to apply to the Building, after the date of this Lease or (B) performed primarily to reduce current or future operating costs, to upgrade Building security, to otherwise improve the operating efficiency of the Building, or for the protection of the health and safety of the occupants of the Building.
Operating Expenses shall not include (1) Property Taxes, (2) depreciation on the Building (except as specified above), (3) costs of tenants' improvements, (4) real estate brokers' commissions, (5) interest and capital improvements (except the cost of capital improvements and capital assets and interest thereon as specified above), (6) Direct Electrical Costs or any other amounts for which Tenant is billed pursuant to section 3.1(d) above, (7) subject to the provisions of item (iv) above, repairs and other work occasioned by fire, windstorm or other casualty, to the extent Landlord is reimbursed by insurance proceeds, and other work paid from insurance or condemnation proceeds; (8) all direct costs of refinancing, selling or exchanging the Building, including broker commissions, attorney’s fees and closing costs, (9) the cost (including permits, licenses and inspection fees) of decorating, improving for tenant occupancy, renovating, painting or redecorating portions of the Building to be demised to tenants, (10) advertising and promotional expenditures, (11) costs, penalties or fines arising from Landlord’s violation of any applicable governmental rule or authority, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation, (12) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Building, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation, (13) accountants’ and attorneys’ fees and expenses incurred in connection with lease negotiations or lease disputes with current or prospective Building tenants or in connection with the defense of Landlord’s title to the Building, (14) the cost of services made available at no special cost to any tenant in the Building but not to Tenant, and (15) Landlord’s general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee).
Actual Operating Expenses for each calendar year of the Lease Term shall be adjusted to equal Landlord's reasonable estimate of Operating Expenses for a full calendar year with one hundred percent (100%) of the total rentable area of the Building occupied during such full calendar year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating

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Expenses for the Building among different portions or occupants of the Building (the "Cost Pools"), in Landlord's discretion. The Operating Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable and consistent manner over all expense years.
(b)"Property Taxes" shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Building or any part thereof, any personal property used in connection with the Building and any taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent. Property Taxes shall also include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property taxes. Property Taxes shall not include (i) net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Property Taxes, or (ii) any tax, assessment, fee or charge paid by Tenant pursuant to section 5.1 hereof.
(c)"Tenant's Percentage Share" shall mean the percentage specified in the Basic Lease Information.
ARTICLE 5
Other Taxes Payable by Tenant
5.1In addition to all monthly rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse Landlord upon demand for all taxes, assessments, excises, levies, fees and charges, including, without limitation, all transit impact development fees, housing impact development fees and other payments related to the cost of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are payable by Landlord and levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (a) the Premises, (b) the cost or value of any equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (c) any monthly rent or any additional rent payable under this Lease, including, without limitation, any gross income tax or excise tax levied by any public or government authority with respect to the receipt of any such rent, (d) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Such taxes, assessments, excises, levies, fees and charges shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any such taxes, assessments, excises, levies, fees and charges. If it is unlawful for Tenant to reimburse Landlord for any such taxes, assessments, excises, levies, fees or charges, the Base Rent payable prior to the imposition thereof shall be increased to provide Landlord the same net Base Rent after the imposition thereof as Landlord received prior to the imposition of such taxes, assessments, excises, levies, fees or charges. All taxes, assessments, excises, levies, fees and charges payable by Tenant under this Article 5 shall be deemed to be, and shall be paid as, additional rent.
ARTICLE 6
Use; Environmental Matters
6.1Tenant shall use the Premises only for the purposes described in the Basic Lease Information for Tenant's business and no other purpose whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion. Tenant shall not do or permit to be done in, on or about the Premises, nor bring or keep or permit to be brought or kept therein, anything which is

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prohibited by or will in any way conflict with any law, ordinance, rule, regulation or order now in force or which may hereafter be enacted, or which is prohibited by any property insurance policy carried by Landlord for the Building, or will in any way increase the existing rate of, or cause a cancellation of, or affect any property or other insurance for the Building or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in, on or about the Premises which will in any way obstruct or interfere with the rights of Landlord or other tenants of the Building, or injure or unreasonably annoy them. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable activity, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or commit or suffer to be committed any waste in, on or about the Premises. Tenant shall not bring into the Building any furniture, equipment, materials or other objects which overload the Building or any portion thereof.
6.2Except as expressly permitted in this Section 6.2, Tenant shall not bring or keep, or permit to be brought or kept, in the Premises or the Building any "hazardous substance" (as hereinafter defined). Except as may be done in compliance with all applicable "environmental laws" (as hereinafter defined) in connection with the operation of Tenant's business at the Premises for the Permitted Use, Tenant shall not use, produce, process, manufacture, generate, treat, handle, store or dispose of any hazardous substance in the Premises or the Building, or use the Premises for any such purpose, or emit, release or discharge any hazardous substance into any air, soil, surface water or groundwater comprising the Premises or the Building, or permit any person using or occupying the Premises to do any of the foregoing. The preceding sentence shall not prohibit the ordinary use of any hazardous substance normally used in the operation and cleaning of a general office for Tenant's business as permitted by this Lease, provided the amount of any such hazardous substance does not exceed the quantity necessary for the normal operation of a general office in the ordinary course of business and the use, storage and disposal of any such hazardous substance strictly comply with all applicable environmental laws. Tenant shall comply, and shall cause all persons using or occupying the Premises to comply, with all environmental laws applicable to the use or occupancy of the Premises by Tenant or any operation or activity of Tenant therein.
6.3Tenant shall indemnify and defend Landlord and the Landlord Parties (as defined in Section 13.1 below) against and hold Landlord and the Landlord Parties harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages, penalties, fines and obligations of any nature (including reasonable attorneys' fees and disbursements incurred in the investigation, defense or settlement of claims) that Landlord may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any hazardous substances introduced or permitted on or about or beneath the Premises by any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. The liability of Tenant under this section 6.3 shall survive the termination of this Lease with respect to acts or omissions that occur before such termination.
6.4Landlord shall be responsible, at its sole cost, for the prompt investigation, removal, mitigation, and/or remediation of any actionable levels of Hazardous Materials located on the Premises prior to the Delivery Date. Landlord shall, at Landlord’s sole cost and expense, remediate (i) any actionable levels of Hazardous Materials existing on the Premises on the Delivery Date, and (ii) actionable levels of Hazardous Materials released on the Premises after the date hereof by Landlord or any Landlord Party.
6.5As used in this Lease, "hazardous substance" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the environmental laws, and includes asbestos, petroleum, petroleum products, polychlorinated biphenyls, radon gas, radioactive matter, and chemicals which may cause cancer or reproductive toxicity. As used in this Lease, "environmental laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater.

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ARTICLE 7
Services
7.1Landlord shall maintain the public and common areas of the Building (such as lobbies, stairs, corridors and restrooms in the common areas, but not including any such areas located within any tenant's premises), the roof and exterior elements of the Building, and the mechanical (heating, ventilating and air conditioning) and electrical systems of the Building in reasonably good order and condition. Any damage in or to any such areas, elements or systems caused by Tenant or any agent, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant's expense and Tenant shall reimburse Landlord therefor on demand, as additional rent. Landlord shall not be liable for any criminal acts of others or for any direct, consequential or other loss or damage related to any malfunction, circumvention or other failure of any access control service, device or personnel.
7.2Landlord shall furnish the following utilities and services ("Basic Services") for the Premises: (i) during Business Days (as defined in the Basic Lease Information), electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes, (ii) during Business Hours (as defined in the Basic Lease Information) on Business Days, heat and air conditioning required in Landlord's judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, and (iii) elevator service to the floor(s) of the Premises by nonattended automatic elevators for general office pedestrian usage. Notwithstanding the foregoing, however, Tenant may use water, heat, air conditioning, electric current, elevator and other services in excess of that provided in Basic Services ("Excess Services," which shall include without limitation any power usage other than through existing standard 110-volt AC outlets; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Article 7. Landlord reserves the right to install in the Premises or the Building electric current and/or water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the electric current or water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g. by temporary "check" meters or by survey).
7.3Except for the cost of utilities (which are addressed in section 3.1(d) above), the cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord's prevailing rate, of any Excess Services used by Tenant, (ii) the cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant's consumption of utilities, (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in section 7.4 below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord's failure to bill Tenant for any of the foregoing shall not waive Landlord's right to bill Tenant for the same at a later time.
7.4If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises to exceed the normal occupancy for use of the Premises described in the Basic Lease Information, as reasonably determined by Landlord, or (iii) any rearrangement of partitioning or other improvements, then at Tenant's sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein "Temperature Balance Equipment"). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun's position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with

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Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.
7.5Landlord's obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable laws (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future laws permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide any of the services or utilities described in Section 7.2 is (i) within Landlord’s reasonable control and continues for four (4) or more consecutive Business Days after Tenant’s written notice thereof to Landlord, or (ii) outside of Landlord’s reasonable control and continues for thirty (30) or more consecutive days after Tenant’s written notice thereof to Landlord, and Tenant is unable to use and does not use a material portion of the Premises for Tenant’s business purposes as a result thereof, then Tenant shall be entitled to an abatement of Base Rent and Additional Rent, which abatement shall commence as of the first day after the expiration of such four (4) Business Day or thirty (30) day period, as the case may be, and shall be based on the extent of Tenant’s inability to use the Premises for Tenant’s business, and in the case of an interruption, failure or inability described in clause (ii) above, such abatement shall be applicable only to the extent and for so long as Landlord is reimbursed for the so abated rent pursuant to Landlord’s rental loss insurance. The abatement provisions set forth above shall be inapplicable to any interruption in, or failure or inability to provide any of the services or utilities described in Section 7.2 that is caused by (x) damage by fire or other casualty or a taking (it being acknowledged that such situations shall be governed by Articles 11 and 21, respectively), or (y) the negligence or willful misconduct of Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”).
7.6In the event any governmental authority having jurisdiction over the Building promulgates or revises any applicable laws or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively "Controls") or in the event Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such commercially reasonable alterations to the Building related thereto. Such compliance and the making of such commercially reasonable alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.
7.7Tenant acknowledges that Landlord may, from time to time, be required to disclose certain information concerning the Building's energy use pursuant to California Public Resources Code Section 25402.10 and the regulations promulgated pursuant thereto (collectively, together with any future law or regulation regarding disclosure of energy efficiency data with respect to the Building, "Energy Disclosure Regulations"). Tenant shall reasonably cooperate with Landlord with respect to any disclosure and/or reporting requirements pursuant to any Energy Disclosure Regulations. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days following request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with the Energy Disclosure Regulations, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant's name, the number of employees

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working within the Premises, the operating hours for Tenant's business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Regulations), and any third parties to whom Landlord is required to make the disclosures pursuant to the Energy Disclosure Regulations. Tenant agrees that none of the Landlord Parties (as defined below) shall be liable for any loss, cost, damage, expense or liability related to Landlord's disclosure of such information provided by Tenant. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to the best of Tenant's knowledge, true and correct in all material respects.
ARTICLE 8
Alterations
8.1Tenant shall not make any alterations, additions, modifications or improvements in or to the Premises or any part thereof, or attach any fixtures or equipment thereto (collectively, "Alterations"), without Landlord's prior written consent. Notwithstanding the preceding sentence, Tenant may make such Alterations without Landlord's consent only if the total cost is fifty thousand dollars ($50,000) or less and it will not affect in any way the structural, exterior, entry or roof elements of the Building or the Premises, or the mechanical, electrical, plumbing, utility or life safety systems of the Building, but Tenant shall give prior written notice of any such Alterations to Landlord. All Alterations (except the Landlord's Work to be installed by Landlord pursuant to Exhibit B and the Tenant's Work to be installed by Landlord pursuant to Exhibit B) in or to the Premises to which Landlord consents shall be made by Tenant at Tenant's sole cost and expense as follows:
(a)Tenant shall submit to Landlord in accordance with the delivery requirements of Section 30.1 below and via email, for Landlord's prior written approval, complete plans and specifications for all work to be done by Tenant. Such plans and specifications shall be prepared by responsible licensed architect(s) and engineer(s) approved in writing by Landlord, shall comply with all applicable codes, laws, ordinances, rules and regulations, shall not adversely affect the basic Building shell or any systems, components or elements of the Building, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the approval thereof, and shall be otherwise satisfactory to Landlord in Landlord's reasonable discretion. Landlord shall respond to Tenant's plans and specifications (and to any resubmittal of plans) within ten (10) business days of Landlord's receipt thereof, and Landlord's approval shall not be unreasonably withheld, conditioned or delayed. In the event Tenant submits (or resubmits) such plans and specifications in accordance with the delivery requirements set forth in this Section 8.1(a) and Landlord fails to respond within such ten (10) business day period, the submitted plans and specifications shall be deemed approved by Landlord. Tenant shall provide Landlord advance written notice of the licensed architect(s) and engineer(s) whom Tenant proposes to engage to prepare such plans and specifications; provided, however, Landlord hereby approves of Tenant using Mansour Architecture Corporation as Tenant's architect, as well as Pacific Rim Mechanical (Design Build) for mechanical/plumbing engineering, WME (Michael Wall and Associates) and/or MPE Electric for electrical engineering, and GSSI Structural Engineers for structural engineering. To the extent Tenant desires to use any alternative architects or engineers, Landlord shall notify Tenant in writing whether Landlord approves or disapproves such alternative architect(s) and engineer(s), provided that Landlord's approval shall not be unreasonably withheld, conditioned or delayed, and any disapproval shall be accompanied by a reasonable explanation as to why the approval was withheld. Landlord's approval or consent to any such work shall not impose any liability upon Landlord, and no action taken by Landlord in connection with such approval, including, without limitation, attending construction meetings of Tenant's contractors, shall render Tenant the agent of Landlord for purposes of constructing any Alterations.
(b)If Landlord disapproves such plans and specifications, or any portion thereof, Landlord shall notify Tenant in writing of such disapproval and the reason for such disapproval, and of the reasonable revisions which Landlord requires in order to obtain Landlord's approval. Thereafter, Tenant shall submit to Landlord, in accordance with the delivery requirements of Section 30.1 below and via email, revised plans and specifications incorporating the revisions required by Landlord. Such revisions shall be subject to Landlord's prior written approval. Landlord shall respond to Tenant's

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resubmitted plans and specifications (and to any subsequent resubmittal of plans) within three (3) business days of Landlord's receipt thereof, such approval not to be unreasonably withheld, conditioned or delayed. In the event Tenant resubmits such plans and specifications in accordance with the delivery requirements set forth in this Section 8.1(b) and Landlord fails to respond within such three (3) business day period, the resubmitted plans and specifications shall be deemed approved by Landlord. If Landlord again disapproves such revised plans and specifications, or any portion thereof, Landlord shall notify Tenant in writing of such disapproval, the reason for such disapproval and of the reasonable revisions which Landlord requires in order to obtain Landlord's approval. The process shall repeat until such time as Landlord has approved or is deemed to have approved the further revised plans and specifications. Tenant shall pay all costs, including the fees and expenses of the licensed architect(s) and engineer(s), in preparing such plans and specifications.
(c)Tenant shall pay for all work (including, without limitation, the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the Alterations. Tenant shall engage responsible licensed contractor(s) approved in writing by Landlord to perform all work, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, Landlord hereby approves of Tenant using BN Builders or DPR Construction as the general contractor, Neal Electric, Bergelectric and/or Ickler Electric as the electrical contractor, and Pacific Rim Mechanical for mechanical/plumbing contracting. Tenant shall provide Landlord advance written notice of the contractors, subcontractors, mechanics and materialmen whom Tenant proposes to engage for the work, all of which shall be licensed in the State of in which the Building is located and capable of being bonded. To the extent Tenant desires to use any alternative contractors, Landlord shall notify Tenant in writing whether Landlord approves or disapproves such contractor(s) within a reasonable period of time, such approval not to be unreasonably withheld, conditioned, or delayed. All contractors and other persons shall at all times be subject to Landlord's control while in the Building. Prior to the commencement of any Alterations, if required by Landlord, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in form and amount approved by Landlord covering such Alterations. Under no circumstances shall Landlord be liable to Tenant for any liability, loss, cost or expense incurred by Tenant on account of Tenant's plans and specifications, Tenant's contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work. In addition, Tenant acknowledges and agrees that any and all Alterations have not been expressly or impliedly required as a condition to the execution of this Lease for the use of the Premises permitted under this Lease or in lieu of payment of rent.
(d)Tenant shall give written notice to Landlord of the date on which construction of any work will be commenced at least ten (10) business days prior to such date(or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall cause all work to be performed by the licensed contractor(s) approved in writing by Landlord in accordance with the plans and specifications approved in writing by Landlord and in full compliance with all applicable codes, laws, ordinances, rules and regulations.
(e)All changes in the plans and specifications approved by Landlord shall be subject to Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. If Tenant wishes to make any such change in such approved plans and specifications, Tenant shall have Tenant's architect(s) and engineer(s) prepare plans and specifications for such change and submit them to Landlord for Landlord's written approval. If Landlord disapproves such change, Landlord shall specify in writing the reasons for disapproval and such plans and specifications shall be revised by Tenant and resubmitted to Landlord for Landlord's written approval. After Landlord's written approval of such change, such change shall become part of the plans and specifications approved by Landlord.
(f)Tenant shall pay Landlord on demand prior to or during the course of construction of any Alterations an amount (the "Supervision Fee") equal to five percent (5%) of the total cost of such Alteration (and for purposes of calculating the Supervision Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord's review of the plans and specifications for such Alterations and general oversight of the construction; provided, however, in the event the cost of any Alteration is greater than Fifty Thousand Dollars ($50,000), then the Supervision Fee shall be equal to one percent (1%) of the total cost of such

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Alteration. In addition, Tenant shall pay to Landlord any direct costs incurred by Landlord with respect to any Alterations made by Tenant (beyond the normal services provided to tenants in the Building) and shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord in connection with the review, approval and supervision of such Alterations.
8.2All Alterations, including, without limitation, carpeting and all other improvements made pursuant to Exhibit B, if any, whether temporary or permanent in character, made in or to the Premises either by Tenant or by Landlord shall become part of the Building and Landlord's property. At Landlord's sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease. Upon Tenant’s express written request making specific reference to this Section 8.2, Landlord shall advise Tenant at the time of Landlord’s approval of any Alteration requested by Tenant (or within ten (10) Business Days after receipt of Tenant’s notice to Landlord with respect to those Alterations not requiring Landlord’s approval) whether Landlord will require the removal of the Alteration and restoration of the Premises to its previous condition at the expiration or sooner termination of this Lease. Landlord’s failure to expressly waive in writing Tenant’s removal obligation as to any Alterations shall preserve Landlord’s right to make its foregoing election with respect to such Alterations. In the event Landlord requires such removal, the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted. The removal of the Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor's fees and costs in connection with such work. Movable furniture, equipment, trade fixtures and personal property (except partitions) shall remain the property of Tenant and Tenant shall, at Tenant's expense, remove all such property from the Building at the end of the Lease Term. Termination of this Lease shall not affect the obligations of Tenant pursuant to this section 8.2 to be performed after such termination.
8.3Intentionally Omitted.
ARTICLE 9
Liens
9.1Tenant shall keep the Premises and the Building free from mechanics', materialmen's and all other liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based within ten (10) days after Tenant has notice of any such lien. Tenant shall have the right to contest the amount or validity of any such lien, provided Tenant gives prior written notice of such contest to Landlord, prosecutes such contest by appropriate proceedings in good faith and with diligence, and, upon request by Landlord, furnishes such bond as may be required by law to protect the Building and the Premises from such lien. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord, the Premises and the Building from such liens, and to take any other action Landlord deems necessary to remove or discharge liens or encumbrances at the expense of Tenant.
ARTICLE 10
Maintenance and Repairs
10.1Tenant shall, at all times during the Lease Term and at Tenant's sole cost and expense, maintain and repair the non-structural portions of the Premises and every part thereof (including, without limitation (i) any portions of the Buildings systems located within and/or exclusively serving the Premises, (ii) any supplemental systems (including air-conditioning systems or power generators, regardless of whether they are located inside or outside the Premises), and (iii) any equipment used in connection with the Premises and installed specifically for Tenant) and all equipment, fixtures and improvements therein and keep all of the foregoing clean and in good order and operating condition, ordinary wear and tear and damage thereto by fire or other casualty excepted. For clarity, the maintenance and repair obligations of Landlord and Tenant are summarized on the Maintenance and Repair Responsibility Matrix attached hereto as Exhibit G. In the event of a conflict between Exhibit G and the other provisions of this Lease, Exhibit G shall control. Tenant hereby waives all rights under California Civil Code section 1941 and all rights to make repairs at the expense of Landlord or in lieu

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thereof to vacate the Premises as provided by California Civil Code section 1942 or any other law, statute or ordinance now or hereafter in effect. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, maintain, decorate or paint the Premises or the Building or any part thereof or any equipment, fixtures or improvements therein. No representations respecting the condition of the Premises or the Building have been made to Tenant either by Landlord or by any real estate broker. Tenant's obligation to keep the Premises and every part thereof and all equipment, fixtures and improvements located therein and/or exclusively serving the Premises in good condition and repair in accordance with this section 10.1 is part of the consideration for Landlord's leasing the Premises to Tenant.
ARTICLE 11
Damage or Destruction
11.1If the Building or the Premises, or any part thereof, is damaged by fire or other casualty before the Commencement Date or during the Lease Term, and this Lease is not terminated pursuant to sections 11.2 or 11.3 hereof, Landlord shall repair such damage and restore the Building and the Premises to substantially the same condition in which the Building and the Premises existed before the occurrence of such fire or other casualty (provided that Landlord shall have no obligation to restore any above-Building standard improvements or Alterations in the Premises, unless the cost thereof is paid by Tenant in advance of such restoration, or any Alterations made by or for Tenant in the Premises following the Commencement Date) and this Lease shall, subject to the provisions of this Article 11, remain in full force and effect. If such fire or other casualty damages the Premises or common areas of the Building necessary for Tenant's use and occupancy of the Premises and Tenant ceases to use any portion of the Premises as a result thereof, then during the period the Premises are rendered untenantable by such damage Tenant shall be entitled to a reduction in Monthly Rent in the proportion that the area of the Premises rendered unusable by such damage bears to the total area of the Premises. Landlord shall not be obligated to repair any damage to, or to make any replacement of, any movable furniture, equipment, trade fixtures or personal property in the Premises or Alterations made by or for Tenant in the Premises following the Commencement Date. Tenant shall, at Tenant's sole cost and expense, repair and replace all such movable furniture, equipment, trade fixtures, personal property and any Alterations made by or for Tenant in the Premises following the Commencement Date. Such repair and replacement by Tenant shall be done in accordance with Article 8 hereof. Tenant hereby waives California Civil Code sections 1932(2) and 1933(4), or any successor statute, providing for termination of hiring upon destruction of the thing hired.
11.2If the Building or the Premises, or any part thereof, is damaged by fire or other casualty before the Commencement Date or during the Lease Term and (a) such fire or other casualty occurs during the last twelve (12) months of the Lease Term and the repair and restoration work to be performed by Landlord in accordance with section 11.1 hereof cannot, as reasonably estimated by Landlord, be completed within two (2) months after the occurrence of such fire or other casualty, or (b) the insurance proceeds received by Landlord in respect of such damage are not adequate to pay the entire cost, as reasonably estimated by Landlord, of the repair and restoration work to be performed by Landlord in accordance with section 11.1 hereof, or (c) the repair and restoration work to be performed by Landlord in accordance with section 11.1 hereof cannot, as reasonably estimated by Landlord, be completed within six (6) months after the occurrence of such fire or other casualty, then, in any such event, Landlord shall have the right, by giving written notice to Tenant within sixty (60) days after the occurrence of such fire or other casualty, to terminate this Lease as of the date specified in such notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given.
11.3A total destruction of the Building shall automatically terminate this Lease effective as of the date of such total destruction.
ARTICLE 12
Subrogation
12.1Each party hereto hereby releases the other respective party and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such

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releasing party’s fixtures, personal property, improvements and alterations in or about the Premises or the Building that is caused by or results from risks insured against under any fire and extended coverage insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this section 12.1, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to section 13.2 but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Building. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.
ARTICLE 13
Indemnification and Insurance
13.1Waiver and Indemnity.
(a)Tenant hereby waives all claims against Landlord, Landlord's members, partners, shareholders, trustees, and beneficiaries, the Building's property manager, and Landlord's asset manager, and their respective officers, directors, agents, servants, employees and independent contractors (collectively, the "Landlord Parties"), for damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises or the Building arising at any time and from any cause whatsoever other than solely by reason of the gross negligence or willful misconduct of Landlord. Tenant further assumes all risk of, and agrees that Landlord and the Landlord Parties shall not be liable for, any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) sustained as a result of the Premises not having been inspected by a Certified Access Specialist (CASp).
(b)Tenant shall indemnify, defend and hold harmless the Landlord Parties from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with or arising from (a) any cause whatsoever in, on or about the Premises or any part thereof arising at any time other than solely by reason of the gross negligence or willful misconduct of Landlord or any Landlord Parties, or (b) any act or omission of Tenant or its agents, employees, contractors, invitees or licensees in, on or about any part of the Building other than the Premises (including, without limitation, any damage, bodily or personal injury, illness or death which is caused in part by Landlord), or (c) any breach by Tenant of the terms of this Lease.
(c)Landlord shall indemnify, defend and hold harmless the Tenant Parties from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees, directly and solely arising from the gross negligence or willful misconduct of Landlord or any Landlord Parties in, on or about the Building or any part thereof.
(d)This Article 13 shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination.
13.2Tenant shall, at Tenant's sole cost and expense, obtain and keep in force during the term of this Lease the following insurance:
(a)Intentionally Omitted.
(b)Automobile liability insurance policy containing liability symbol "1" (any automobile), including owned, non-owned and hired automobiles, with a combined single limit of $1,000,000 for bodily injury and property damage or equivalent approved by Landlord.
(c)An occurrence form commercial general liability insurance policy with coverage at least as broad as ISO form CG0001 with limits of not less than $2,000,000 combined single limit, each occurrence and aggregate, and will not provide for a self-insured retention or deductible in excess of

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$100,000. Such insurance shall include Legal Liability limits of $1,000,000 per occurrence, and $2,000,000 products/completed operations coverage and such insurance shall be primary insurance as respects any claims, losses or liability arising directly or indirectly from the Tenant's operations and/or occupancy, and any other insurance maintained by Landlord shall be excess and not contributory with the insurance required hereunder. Said insurance policies shall include an endorsement, providing that the Landlord Parties and their officers and employees are additional insured using CG 2011 or comparable wording. The Additional Insured(s) endorsement shall be at no cost to Landlord or the other additional insured(s). All such insurance shall insure the performance by Tenant of the indemnity agreement set forth in section 13.1 hereof.
(d)Umbrella liability insurance policy with a limit of not less than $6,000,000 or such higher limit as may be required by Landlord. The policy shall provide excess coverage over Tenant's Employers' Liability, Automobile Liability and Commercial General Liability coverages.
(e)Insurance policy for full replacement cost of Tenant's movable furniture, equipment, trade fixtures and personal property in the Premises and any Alterations made by or for Tenant after the Commencement Date, with special form cause of loss (including earthquake and flood if applicable) with agreed value endorsement. Loss of business income and continuing expense coverage will be included for a minimum of 12 months rental value. Tenant will name Landlord as additional insured for loss of business income and continuing expenses. All amounts received by Tenant under the insurance specified in this section 13.2 shall first be applied to the payment of the cost of the repair and replacement Tenant is obligated to do under Article 11 hereof.
13.3 Landlord reserves the right to increase the amounts of coverage specified in section 13.2 above from time to time as Landlord determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant). In addition, Landlord reserves the right to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as determined by Landlord (which insurance coverages may be greater than those set forth in section 13.2 above and which may include types of insurance not specified above with respect to Tenant) and as to which Landlord and such other parties designated by Landlord shall be additional insureds.
13.4All insurance required under this Article 13 and all renewals thereof shall be issued by good and responsible companies rated not less than A-:VIII in Best's Insurance Guide and qualified to do and doing business in the State in which the Building is located. Each policy, other than Tenant's workers' compensation insurance, shall: (a) provide that the policy shall not be canceled or altered without thirty (30) days' prior written notice to Landlord and shall remain in effect notwithstanding any such cancellation or alteration until such notice shall have been given to Landlord and such period of thirty (30) days shall have expired; (b) protect Tenant, as named insured, and Landlord and all the other Landlord Parties and any other parties designated by Landlord, as additional insureds, using such ISO or other form of endorsement as directed in writing by Landlord; (c) shall insure Landlord's and such other parties' contingent liability with regard to acts or omissions of Tenant; (d) include all waiver of subrogation rights endorsements necessary to effect the provisions of Article 12 above; (e) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Landlord Parties by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant; (f) specifically include all liability assumed by Tenant under this Lease (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant's indemnity obligations under this Lease); and (g) if subject to deductibles, shall provide for deductible amounts not in excess of those approved in advance in writing by Landlord in its sole discretion. Tenant shall deliver certificates of insurance, acceptable to Landlord, to Landlord at least ten (10) days before the Commencement Date and at least ten (10) days before expiration of each policy. In addition, upon the issuance thereof, Tenant shall deliver each such policy or a certified copy thereof to Landlord for retention by Landlord. If Tenant fails to insure or fails to furnish to Landlord upon notice to do so any such policy or certified copy and certificate thereof as required, Landlord shall have the right

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from time to time to effect such insurance for the benefit of Tenant or Landlord or both of them and all premiums paid by Landlord shall be payable by Tenant as additional rent on demand.
ARTICLE 14
Compliance With Legal Requirements
14.1Tenant shall, at its sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public authority now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any direction or certificate of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or affect the condition, use or occupancy of the Premises or the operation, use or maintenance of any equipment, fixtures or improvements in the Premises (collectively, "Legal Requirements"), excluding requirements of structural changes not related to or affected by Tenant's acts or use of the Premises or by Alterations made by or for Tenant.
ARTICLE 15
Assignment and Subletting
15.1Except as to a Permitted Transfer (as defined below), Tenant shall not, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign this Lease or any interest herein or sublease the Premises or any part thereof, or permit the use or occupancy of the Premises by any person other than Tenant. Except as to a Permitted Transfer, Tenant shall not, directly or indirectly, without the prior written consent of Landlord, pledge, mortgage or hypothecate this Lease or any interest herein. This Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant involuntarily or by operation of law without the prior written consent of Landlord. For purposes of this Lease, except as to a Permitted Transfer, any of the following transfers on a cumulative basis shall constitute an assignment of this Lease that requires the prior written consent of Landlord: if Tenant is a corporation, the transfer of more than forty-nine percent (49%) of the stock of the corporation; if Tenant is a partnership or a limited liability company, the transfer of more than forty-nine percent (49%) of the capital or profits or partnership or membership interests in the partnership or limited liability company; and if Tenant is a trust, the transfer of more than forty-nine (49%) of the beneficial interest under the trust. Any of the foregoing acts without such prior written consent of Landlord shall be void and shall, at the option of Landlord, constitute a default that entitles Landlord to terminate this Lease.
15.2Except as to a Permitted Transfer, if Tenant wishes to assign this Lease or sublease all or any part of the Premises, Tenant shall provide Landlord written notice identifying the intended assignee or subtenant by name and address and specifying all of the terms of the intended assignment or sublease, and a copy of all documentation pertaining to such assignment or sublease (except that Landlord shall have the right to require that Tenant and such assignee or subtenant execute Landlord's standard form of consent document). Tenant shall give Landlord such additional information as Landlord requests concerning the intended assignee or subtenant (including, without limitation, current financial statements) or the intended assignment or sublease. Without limiting or excluding other reasonable grounds for withholding Landlord's consent to a proposed assignment or sublease, Landlord shall have the right to withhold consent if (a) the proposed assignee or subtenant or the use of the Premises to be made by the proposed assignee or subtenant is not consistent with the character and nature of other tenants and uses in the Building or is prohibited by this Lease or any laws, covenants, or restrictions applicable to the Building, (b) it is not demonstrated to the satisfaction of Landlord that the proposed assignee or subtenant has good business and moral character and reputation and is financially able to perform all of the obligations of Tenant under this Lease, (c) the assignment or subletting would increase the operating costs for the Building or the burden on the Building services, (d) the space will be used for a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, or any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), (e) the proposed assignee or subtenant is a current tenant of the Building or a prospective tenant of the Building, or (f) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings.

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15.3Intentionally omitted.
15.4Tenant shall pay to Landlord, as Landlord's cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord's reasonable attorneys' and other professional fees, plus (ii) the sum of $750.00 for the cost of Landlord's administrative, accounting and clerical time (collectively, "Processing Costs"), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord's consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord's estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.
15.5No assignment, sublease, pledge, mortgage, hypothecation or other transfer, nor any consent by Landlord to any of the foregoing, shall release Tenant from any of Tenant's obligations and liabilities under this Lease or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder (and Landlord may proceed directly against Tenant without the necessity of exhausting any remedies against such assignee, subtenant or successor), or shall be deemed to be a consent to any subsequent pledge, mortgage, hypothecation, assignment, sublease, or occupation or use by another person. Tenant hereby acknowledges and agrees, and any instrument by which an assignment or sublease is accomplished shall expressly provide: (a) that the assignee or subtenant will perform and observe all the agreements, covenants and conditions to be performed and observed by Tenant under this Lease as and when performance and observance is due after the effective date of the assignment or sublease, (b) that Landlord will have the right to enforce such agreements, covenants and conditions directly against such assignee or subtenant, (c) in the case of a sublease, the subtenant shall, at Landlord's election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (d) in the case of an assignment, the assignee assumes all of Tenant's obligations under this Lease arising on or after the date of the assignment, and (e) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease. Any assignment or sublease without an instrument containing the foregoing provisions shall be void and shall, at the option of Landlord, constitute a default under this Lease. No assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises or any part thereof until an executed duplicate original of such assignment or sublease (and any standard form of consent document required by Landlord) has been delivered to Landlord, together with the written consent to such assignment or sublease of any guarantor of Tenant's obligations hereunder, if any, and certificates evidencing that such subtenant or assignee is carrying all insurance coverage required under this Lease has been provided to Landlord.
15.6If Landlord consents in writing, then as condition to and in consideration for such consent, all "excess rent" (as hereinafter defined) derived from such assignment or sublease that is not a Permitted Transfer shall be divided and paid fifty percent (50%) to Tenant and fifty percent (50%) to Landlord during each month of the sublease term. Landlord's share of such excess rent shall be computed monthly and shall be deemed to be, and shall be paid by Tenant to Landlord as, additional rent. Tenant shall pay Landlord's share of such excess rent to Landlord immediately as and when such excess rent is receivable by Tenant. As used in this section 15.6, "excess rent" shall mean the amount by which the total money and other economic consideration to be paid by the assignee or subtenant as a result of an assignment or sublease, whether denominated rent or otherwise, for any given month exceeds, in the aggregate, the total amount of rent which Tenant is obligated to pay to Landlord under this Lease for such month (prorated to reflect the rent allocable to the portion of the Premises subject to such assignment or sublease), less the reasonable costs paid by Tenant for tenant improvements, rent concessions, and brokers' commissions and attorneys' fees with respect to such sublease or assignment, which costs shall be amortized without interest over the term of such assignment or sublease. As a condition to Tenant recapturing its assignment or subletting costs as provided herein, Tenant shall provide to Landlord, within thirty (30) days of Landlord's execution of Landlord's consent to the assignment or subletting, a detailed accounting of such costs and reasonable supporting documents.

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15.7Any sublease hereunder, including a Permitted Transfer, shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (a) treat such sublease as canceled and repossess the entire Premises by any lawful means, or (b) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any subtenant to make all payments under or in connection with a sublease directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such subtenant shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.
15.8Notwithstanding anything to the contrary in sections 15.1, 15.2 or 15.6, but subject to sections 15.4, 15.5 and 15.7, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent (each, a "Permitted Transfer"), to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) (collectively, an “Affiliate”), provided that (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting, together with evidence that the requirements of this section 15.8 have been met, (ii) the Affiliate’s net worth is not less than Tenant’s net worth as of the date of this Lease or as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part), whichever is greater, (iii) the Affiliate has proven experience in the operation of a first-class business of a type consistent with the use of the Building as a first-class office Building, (iv) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger) and where such assignor makes sufficient reserves for contingent liabilities (including its obligations under this Lease) as required by applicable law, the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (v) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (vi) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate, (vii) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (viii) in the case of a sublease,  the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease.
ARTICLE 16
Rules and Regulations
16.1Tenant shall faithfully observe and comply with the rules and regulations (the "Rules and Regulations") set forth in Exhibit C and, after notice thereof, all modifications thereof and additions thereto from time to time made in writing by Landlord. If there is any conflict, this Lease shall prevail over the Rules and Regulations and any modifications thereof or additions thereto. Landlord shall not be responsible to Tenant for the noncompliance by any other tenant or occupant of the Building with any Rules and Regulations; provided, Landlord shall not discriminate in the enforcement of any Rules and Regulations against Tenant.
ARTICLE 17
Entry by Landlord
17.1Landlord shall have the right to enter the Premises reasonable times and upon first giving at least 48 hours' notice to Tenant (except in the case of an emergency, in which reasonable notice may be less than 48 hours) (a) inspect the Premises, (b) exhibit the Premises to prospective purchasers or lenders,

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and during the final twelve (12) months of the Lease Term, to prospective tenants, (c) determine whether Tenant is performing all of its obligations hereunder, (d) supply any service to be provided by Landlord, (e) post notices of nonresponsibility, and (f) make any repairs to the Premises, or make any repairs to any adjoining space or utility services, or make any repairs, alterations or improvements to any other portion of the Building, provided all such work shall be done as promptly as reasonably practicable and so as to cause as little interference to Tenant as reasonably practicable. So long as such entry by Landlord does not materially adversely affect Tenant's access to and use of the Premises, Tenant waives all claims for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (but excluding Tenant's vaults, safes, and special security areas designated in writing by Tenant and approved in writing by Landlord in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors in an emergency to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of such means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.
ARTICLE 18
Events of Default
18.1The occurrence of any one or more of the following events ("Event of Default") shall constitute a breach of this Lease by Tenant:
(a)Tenant fails to pay any Monthly Rent as and when such rent becomes due and payable and such failure continues for more than five (5) business days; or
(b)Tenant fails to pay any other additional rent or other amount of money or charge payable by Tenant hereunder as and when such additional rent or amount or charge becomes due and payable and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that after the second such failure in a calendar year, only the passage of time, but no further notice, shall be required to establish an Event of Default in the same calendar year; or
(c)Tenant fails to perform or observe any agreement, covenant or condition according to the provisions of Articles 6, 9, 15, 22 or 25 of this Lease as and when performance or observance is due and such failure continues for more than two (2) business days after Landlord gives written notice thereof to Tenant; or
(d)Tenant fails to perform or observe any other agreement, covenant or condition of this Lease to be performed or observed by Tenant as and when performance or observance is due and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement, covenant or condition, such failure cannot reasonably be cured within such period of ten (10) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure within such period of ten (10) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure within a reasonable time; or
(e)Tenant or any guarantor of Tenant's obligations under this Lease (i) is generally not paying its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant (or such guarantor) or of any substantial part of Tenant's (or such guarantor's) property, or (v) takes action for the purpose of any of the foregoing; or
(f)A court or governmental authority of competent jurisdiction enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant (or any guarantor of Tenant's obligations under this Lease) or with respect to any substantial part of Tenant's (or such guarantor's) property, or constituting an order for relief or approving a petition for relief or

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reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Tenant (or such guarantor), or if any such petition is filed against Tenant (or such guarantor) and such petition is not dismissed within sixty (60) days; or
(g)This Lease or any estate of Tenant or any guarantor of Tenant's obligations under this Lease hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days; or
(h)Tenant abandons the Premises; or
(i)Any guarantor of Tenant's obligations under this Lease fails to perform or observe any agreement, covenant or condition of the guaranty to be performed or observed by such guarantor as and when performance or observance is due and such failure continues for more than ten (10) days after Landlord gives written notice thereof to such guarantor.
ARTICLE 19
Remedies Upon Default
19.1Landlord shall have the remedy described in California Civil Code section 1951.2. If an Event of Default occurs, Landlord at any time thereafter shall have the right to give a written termination notice to Tenant (which may be included in a single notice given by Landlord under section 18.1 hereof) and on the date specified in such notice, Tenant's right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:
(a)The worth at the time of award of all unpaid rent which had been earned at the time of termination;
(b)The worth at the time of award of the amount by which all unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(c)The worth at the time of award of the amount by which all unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and
(d)All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
The "worth at the time of award" of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the Interest Rate (as defined in section 31.2 below). The "worth at the time of award" of the amount referred to in clause (c) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid rent under clauses (a), (b) and (c) above, the rent reserved in this Lease shall be deemed to be all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.
19.2Landlord shall have the remedy described in California Civil Code section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, even though Tenant has breached this Lease and an Event of Default has occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession unless written notice of termination is given by Landlord to Tenant.

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19.3The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
19.4If Landlord defaults under this Lease, Tenant shall give written notice to Landlord specifying such default with particularity, and Landlord shall have thirty (30) days after receipt of such notice within which to cure such default; provided, however, that if such default cannot reasonably be cured within such period of thirty (30) days, a default by Landlord shall not exist as long as Landlord commences with due diligence and dispatch the curing of such default within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such default within a reasonable time. In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages. Notwithstanding any other provision of this Lease, neither Landlord nor any of the other Landlord Parties shall have any personal liability under this Lease. In the event of any default by Landlord under this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Building, and in no event shall any deficiency judgment or personal money judgment of any kind be sought or obtained against Landlord or any of the other Landlord Parties.
ARTICLE 20
Landlord's Right to Cure Defaults
20.1All agreements to be performed by Tenant under this Lease shall be at Tenant's sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money required to be paid by Tenant hereunder or fails to perform any other act on Tenant's part to be performed hereunder, Landlord shall have the right, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable by Tenant to Landlord on demand, together with interest on all such sums from the date of expenditure by Landlord to the date of repayment by Tenant at the Interest Rate. Landlord shall have, in addition to all other rights and remedies of Landlord, the same rights and remedies in the event of the nonpayment of such sums plus interest by Tenant as in the case of default by Tenant in the payment of rent.
ARTICLE 21
Eminent Domain
21.1If a material part of the Premises is taken for a period in excess of one hundred eighty (180) days by exercise of the power of eminent domain before the Commencement Date or during the Lease Term, Landlord and Tenant each shall have the right, by giving written notice to the other within thirty (30) days after the date of such taking, to terminate this Lease. If either Landlord or Tenant exercises such right to terminate this Lease in accordance with this section 21.1, this Lease shall terminate as of the date of such taking. If neither Landlord nor Tenant exercises such right to terminate this Lease in accordance with this section 21.1, or if less than a material part of the Premises is so taken, this Lease shall terminate as to the portion of the Premises so taken as of the date of such taking and shall remain in full force and effect as to the portion of the Premises not so taken, and the Base Rent and amounts payable under sections 3.1(b) and 3.1(c) hereof shall be reduced as of the date of such taking in the proportion that the usable area of the Premises so taken bears to the total usable area of the Premises. If all of the Premises is taken by exercise of the power of eminent domain before the Commencement Date or during the Lease Term, this Lease shall terminate as of the date of such taking.
21.2If all or any part of the Premises is taken by exercise of the power of eminent domain, all awards, compensation, damages, income, rent and interest payable in connection with such taking shall, except as expressly set forth in this section 21.2, be paid to and become the property of Landlord, and Tenant hereby assigns to Landlord all of the foregoing. Without limiting the generality of the foregoing, Tenant shall have no claim against Landlord or the entity exercising the power of eminent domain for the value of the leasehold estate created by this Lease or any unexpired Lease Term. Tenant shall have the

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right to claim and receive directly from the entity exercising the power of eminent domain only the share of any award determined to be owing to Tenant for the taking of improvements installed in the portion of the Premises so taken by Tenant at Tenant's sole cost and expense based on the unamortized cost paid by Tenant for such improvements, for the taking of Tenant's movable furniture, equipment, trade fixtures and personal property, for loss of goodwill, for interference with or interruption of Tenant's business, or for removal and relocation expenses, but only if such share does not reduce the amount otherwise payable to Landlord.
21.3Notwithstanding anything to the contrary contained in this Article 21, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and amounts payable under sections 3.1(b) and 3.1(c) hereof shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
21.4As used in this Article 21, a "taking" means the acquisition of all or part of the Premises for a public use by exercise of the power of eminent domain and the taking shall be considered to occur as of the earlier of the date on which possession of the Premises (or part so taken) by the entity exercising the power of eminent domain is authorized as stated in an order for possession or the date on which title to the Premises (or part so taken) vests in the entity exercising the power of eminent domain. Tenant hereby waives any and all rights it might otherwise have pursuant to section 1265.130 of the California Code of Civil Procedure.
ARTICLE 22
Subordination to Mortgages
22.1This Lease shall be subject and subordinate at all times to the lien of all mortgages and deeds of trust securing any amount or amounts whatsoever which may now exist or hereafter be placed on or against the Building or on or against Landlord's interest or estate therein, all without the necessity of having further instruments executed by Tenant to effect such subordination. Notwithstanding the foregoing, in the event of a foreclosure of any such mortgage or deed of trust or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default exists under this Lease, and Tenant shall attorn to the person who acquires Landlord's interest hereunder through any such mortgage or deed of trust. Tenant agrees to execute, acknowledge and deliver upon demand such further instruments evidencing such subordination of this Lease to the lien of all such mortgages and deeds of trust as may reasonably be required by Landlord, so long as the same includes a non-disturbance agreement in a form reasonably acceptable to Tenant. Tenant hereby acknowledges that, after the date hereof, Landlord may obtain secured financing for the Building secured by a mortgage or deed of trust. If any lender secured or to be secured by a mortgage or deed of trust should require, as a condition to such financing, either execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease, giving such lender the right to cure such default until such lender has completed foreclosure and preventing Tenant from terminating this Lease unless such default remains uncured after foreclosure has been completed, or any modification of the agreements, covenants or conditions of this Lease, or both of them, then Tenant agrees to execute and deliver such agreement or modification as required by such lender within ten (10) days after receipt thereof; provided, however, that no such modification shall affect the length of the Lease Term or increase the rent payable by Tenant under Article 3 hereof.
ARTICLE 23
Surrender of Premises; Ownership and Removal of Trade Fixtures
23.1No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time

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upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subtenants or subtenancies.
23.2Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 23 and section 8.2 above, quit and surrender possession of the Premises to Landlord in the condition required under this Lease, ordinary wear and tear and damage thereto by fire or other casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, voice and data cabling and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed; provided, however, that in lieu of removing certain cabling, Tenant shall, at Landlord's request, abandon and leave in place, without additional payment to Tenant or credit against rent, any cabling (including conduit) designated by Landlord and installed in the Premises or elsewhere in the Building by or on behalf of Tenant (including all connections for such cabling), in a neat and safe condition in accordance with the requirements of all applicable Legal Requirements, including the National Electric Code or any successor statute, and terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box. Any such property not so removed by Tenant shall be deemed to be abandoned and at the option of Landlord shall either (a) become Landlord’s property without any payment to Tenant or (b) remain Tenant’s property, but Landlord shall have the right to sell or otherwise dispose of such personal property in any commercially reasonable manner, provided that any proceeds realized from the sale of Tenant’s property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations under this Lease (including, without limitation, past due rent amounts and any termination damages owing by Tenant to Landlord pursuant to Article 19 hereof), and any remaining balance shall be returned to Tenant.
ARTICLE 24
Sale
24.1If the original Landlord hereunder, or any successor owner of the Building, sells or conveys the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing after such sale or conveyance shall terminate and the original Landlord, or such successor owner, shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner so long as any such written attornment agreement includes a non-disturbance agreement for the benefit of Tenant. All liabilities and obligations on the part of the original Landlord or such successor owner that accrued before the sale or conveyance shall remain the responsibility of the original Landlord or such successor owner. This Article 24 shall survive termination of the Lease.
ARTICLE 25
Estoppel Certificate
25.1At any time and from time to time, Tenant shall, within ten (10) business days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Expiration Date determined in accordance with Article 2 hereof and the date, if any, to which all rent and other sums payable hereunder have been paid; (c) that no notice has been received by Tenant of any default by Tenant hereunder which has not been cured, except as to defaults specified in such certificate; (d) that Landlord is not in default hereunder, except as to defaults specified in such certificate; and (e) such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by Landlord and any actual or prospective purchaser, mortgagee or beneficiary under any deed of trust of the Building or any part thereof.

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ARTICLE 26
Holding Over
26.1Any holding over after the expiration or other termination of the Lease Term without the express written consent of Landlord delivered to Tenant shall be construed to be a tenancy at sufferance. Any holding over after the expiration or other termination of the Lease Term with the express written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month to month only, and shall be on all the terms set forth herein, except that the monthly Base Rent shall be an amount equal to one hundred fifty percent (150%) of the monthly Base Rent payable for the last full month of the Lease Term (without giving consideration to any period of abatement arising as a result of the occurrence of any casualty or for any other reason). Acceptance by Landlord of any rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the Lease Term. The provisions of this section are in addition to, and do not affect, Landlord's right to re-entry or other rights hereunder or provided by law.
26.2Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, attorneys' fees, incurred by or asserted against Landlord or the Landlord Parties and arising directly or indirectly from Tenant's failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises; provided, however, as a condition to Tenant’s obligations under this Section 26.2, Landlord shall give Tenant written notice of the existence of a prospective successor tenant for the Premises or any portion thereof, or the existence of any other matter which might give rise to a claim by Landlord under the foregoing indemnity, at least thirty (30) days prior to the date Landlord shall require Tenant’s surrender of the Premises, and Tenant shall not be responsible to Landlord under the foregoing indemnity if Tenant shall surrender the Premises on or prior to the expiration of such thirty (30) day period (it being agreed, however, that Landlord need not identify the prospective tenant by name in its notice, and it being further agreed that such notice may be given prior to the scheduled expiration date of this Lease).
ARTICLE 27
Intentionally Omitted
ARTICLE 28
Signage
28.1Tenant may, at Tenant's expense, install Building standard suite signage identifying Tenant's business at the entrance to the Premises, provided that the design, size, color and location of the sign shall be subject to Landlord's prior reasonable approval. Tenant shall be entitled, at no cost to Tenant, to have the name of Tenant's company listed on the Building directory situated in the lobby of the Building. If, after Tenant's name is initially listed on the directories, Tenant requests a change in Tenant's name as printed thereon, Tenant shall reimburse Landlord for Landlord's cost of reprinting Tenant's name for the directories.
28.2Tenant, at Tenant's sole cost and expense (including, without limitation, costs and expenses to construct any such signage to the extent the same does not exist as of the date of this Lease), and subject to Tenant's compliance with applicable Legal Requirements (including signage ordinances), shall be entitled to signage on the exterior of the Building in the maximum size and number of locations as permitted by the City and Legal Requirements, and in locations reasonably approved by Landlord identifying Tenant’s business ("Tenant's Building Signage").  Except for Tenant's Building Signage, Tenant shall have no other right to maintain any signage at any other location in, on or about the exterior of the Building.  Tenant's Building Signage, and any changes to Tenant's Building Signage, shall be subject to Landlord's reasonable approval as to the design, size, color, material, content, location and illumination, shall be appropriate for the Building, shall be in conformity with the overall design and ambiance of the Building, and shall comply with all applicable Legal Requirements and the Project signage criteria.  Tenant shall be responsible for obtaining any governmental permits or approvals

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required for Tenant's Building Signage, all at Tenant's sole cost and expense; provided, however, that Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant as reasonably required for obtaining any governmental permits or approvals required for Tenant's Building Signage.  Tenant's repair, maintenance, construction and/or improvement of Tenant's Building Signage shall be at its sole cost and expense and shall comply with all applicable Legal Requirements, the requirements applicable to construction of Alterations pursuant to Article 8 of this Lease, and such other reasonable rules, procedures and requirements as Landlord shall impose with respect to such work, including insurance coverage in connection therewith.  Any cost or reimbursement obligations of Tenant under this section 28.2, including with respect to the installation, maintenance or removal of Tenant's Building Signage, shall survive the expiration or earlier termination of this Lease.  Tenant's rights to maintain Tenant's Building Signage shall terminate upon the earlier to occur of: (a) the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises; (b) if the original tenant hereunder (i.e. Dexcom, Inc.) ("Original Tenant") or an Affiliate to whom this Lease has been assigned or the Premises subleased in accordance with section 15.8 above fails to occupy at least one (1) full floor in the Building; (c) Tenant assigns this Lease other than to an Affiliate; or (d) an Event of Default occurs under this Lease.  If Tenant's signage rights shall terminate pursuant to the foregoing, the same shall not be reinstated, notwithstanding that the cause for termination may have been cured.  Upon the termination of Tenant's signage rights under this section 28.2, Tenant shall remove any of Tenant's Building Signage at Tenant's sole cost and expense, and repair and restore to good condition the areas of the Building on which the signage was located or that were otherwise affected by such signage or the removal thereof (including, without limitation, patching any holes or other penetrations caused by such signage and otherwise restoring the Building to the condition existing prior to the initial installation of such signage), or at Landlord's election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable cost thereof within thirty (30) days after Landlord's written demand.  If any signs, projections, awnings, signals or advertisements is installed by Tenant in violation of this section 28.2, or done by Tenant through any person not approved by Landlord, Landlord shall notify Tenant in writing and if Tenant fails to remove such signage within ten (10) Business Days after Landlord's notice, Landlord shall have the right to remove such signs, projections, awnings, signals or advertisements without being liable to the Tenant by reason thereof and to charge the cost of such removal to Tenant, payable within thirty (30) days of Landlord's demand therefor.
ARTICLE 29
Waiver
29.1The waiver by Landlord or Tenant of any breach of any agreement, covenant or condition in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, covenant or condition in this Lease, nor shall any custom or practice which may grow up between Landlord and Tenant in the administration of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by Landlord or Tenant in strict accordance with this Lease. The subsequent acceptance of rent hereunder by Landlord or the payment of rent by Tenant shall not waive any preceding breach by Tenant of any agreement, covenant or condition in this Lease, nor cure any Event of Default, nor waive any forfeiture of this Lease or unlawful detainer action, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's or Tenant's knowledge of such preceding breach at the time of acceptance or payment of such rent.
ARTICLE 30
Notices
30.1All notices that may be given or are required to be given by either Landlord or Tenant to the other under this Lease shall be in writing and shall be either hand delivered, delivered by a nationally recognized overnight courier, or deposited in the United States mail, postage prepaid, certified mail with return receipt requested, and addressed as follows: to Tenant, before the Commencement Date, at the address of Tenant specified in the Basic Lease Information, or at such other place as Tenant may from time to time designate in a notice to Landlord, and, after the Commencement Date, to Tenant at the Premises, or at such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord at the address of Landlord specified in the Basic Lease Information, or at such other place as Landlord may from time to time designate in a notice to Tenant. All notices shall be effective on the date of delivery. If any notice is not delivered or cannot be delivered because the receiving party changed the

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address of the receiving party and did not previously give notice of such change to the sending party, or due to a refusal to accept the notice by the receiving party, such notice shall be effective on the date delivery is attempted. Any notice under this Lease may be given on behalf of a party by the attorney for such party.
ARTICLE 31
Miscellaneous
31.1The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Time is of the essence of this Lease and each and all of its provisions. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Subject to Article 15 hereof, this Lease shall benefit and bind Landlord and Tenant and the personal representatives, heirs, successors and assigns of Landlord and Tenant. Unless required by a lender pursuant to section 22.1, neither this Lease nor any memorandum, short form, affidavit or other writing with respect thereto, shall be recorded by Tenant or anyone acting through, under or on behalf of Tenant. Tenant shall not, without the prior written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises. If any provision of this Lease is determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the rent or other amounts owing hereunder against Landlord. If Tenant requests the consent or approval of Landlord to any assignment, sublease or other action by Tenant, including without limitation Landlord's consent and execution of any lien waiver or estoppel certificate, Tenant shall pay on demand to Landlord all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by Landlord in connection therewith. This Lease shall be governed by and construed in accordance with the laws of the State in which the Building is located.
31.2Tenant acknowledges that the late payment by Tenant of any monthly installment of Monthly Rent will cause Landlord to incur costs and expenses, the exact amount of which is extremely difficult and impractical to fix. Such costs and expenses will include, without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any monthly installment of Monthly Rent is not received by Landlord from Tenant within five (5) days after such installment is due, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent installment. Landlord and Tenant agree that such late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss suffered by Tenant's failure to make timely payment. In no event shall such late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any Monthly Rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each installment of Monthly Rent due under this Lease in a timely fashion, including the right to terminate this Lease. Notwithstanding the foregoing, no late charge will be imposed with respect to the first late payment in the twelve (12) months following the Commencement Date or with respect to the first late payment in any succeeding twelve (12) month period during the Term unless the applicable payment due from Tenant is not received by Landlord within five (5) business days following written notice from Landlord that such payment was not received when due. All amounts of money payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the due date until paid at the rate (the "Interest Rate") equal to ten percent (10%) per annum.
31.3If there is any legal action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees shall be included in and as a part of such judgment. Notwithstanding the foregoing, however, Landlord shall be deemed the

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prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (a) judgment is entered in favor of Landlord, or (b) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.
31.4Exhibit A (Plan Outlining the Premises), Exhibit B (Work Letter), Exhibit C (Rules and Regulations), Exhibit D (Tenant's Building Signage), Exhibit E (Appraisal Method), and Exhibit F (Dish / Antenna), and any other attachments specified in the Basic Lease Information are attached to and made a part of this Lease.
31.5Landlord and Tenant each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and any and all right to receive from the other (or any past, present or future board member, trustee, director, officer, employee, agent, representative, or advisor of the other) punitive, exemplary or consequential damages, in each case, however occurring in any claim, demand, action, suit, proceeding or cause of action in which Landlord and Tenant are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Lease; any past, present or future act, omission, conduct or activity with respect to this Lease; any transaction, event or occurrence contemplated by this Lease; or the performance of any obligation or the exercise of any right under this Lease. Landlord and Tenant reserve the right to recover actual or compensatory damages, with interest, attorneys’ fees, costs and expenses as provided in this Lease, for any breach of this Lease.
31.6Intentionally Omitted.
31.7Landlord reserves the right (upon thirty (30) days' prior notice to, but otherwise without the consent of Tenant) to make improvements and/or additions to portions of the Building, including, without limitation, adding floor area to one or more existing floors of the Building, and to undertake structural and seismic improvement projects in the Building; provided, however, in no event will such construction activity result in the need for any construction activity within the Premises. Such construction activity may result in columns, beams and other structural components being placed in the Premises to accommodate the construction work and/or the permanent additions and/or expansions to be constructed. Any such construction activity is entirely discretionary with Landlord, and Tenant agrees that no representation, express or implied, with respect to the future condition of the Building or any improvements thereto have been made to Tenant by Landlord or any Landlord representative. In the event Landlord elects to engage in such construction activity, Landlord shall consult with Tenant and seek Tenant's input on how to perform such proposed improvements or additions in a manner that minimizes disruption to Tenant, and shall use commercially reasonable efforts to (i) ensure Tenant continues to have unfettered access to and use of the Premises and parking areas, and (ii) minimize any disruption of Tenant's business caused by such construction activities. Tenant hereby waives any and all rights or claims of any kind for rent offsets or based on constructive eviction, nuisance, or interference with enjoyment which may arise in connection with or result from such construction activities, to the extent Landlord uses commercially reasonable efforts to minimize disruption of Tenant's business caused by such construction activities. Notwithstanding anything in this section 31.7 to the contrary, if Landlord reasonably determines that any of the foregoing construction activities will result in a material interference with or disruption to Tenant's business in the Premises, Landlord, upon ninety (90) days' prior written notice to Tenant that Landlord intends to commence such construction activity, may relocate Tenant, temporarily, to other space in the Building or other properties owned by affiliates of Landlord, which relocation shall be performed at Landlord's cost. If the Premises are altered by reason of such improvements, Landlord agrees to re-measure the Premises following the completion of the improvements and to adjust Tenant's rental obligations hereunder based on the new square footage of the Premises, as determined by Landlord.
31.8Subject to the Publicly-Traded Exemption (as defined below), within sixty (60) days following the end of Tenant's fiscal year, Tenant shall furnish to Landlord copies of true and accurate audited financial statements for such fiscal year, as prepared on an audited basis by the independent certified public accountants of Tenant (which accountants shall be from a reputable national or regional accounting firm) in accordance with GAAP, and certified by a responsible officer of Tenant as presenting

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fairly in all material respects the financial condition and results of operations of Tenant. In addition, and also subject to the Publicly-Traded Exemption, at any time within fifteen (15) days after Landlord’s request therefor, Tenant shall furnish to Landlord copies of Tenant's most recent internally prepared financial statements reflecting Tenant’s then current financial situation. Landlord shall use good faith efforts to keep such information received from Tenant confidential, except that Landlord may disclose such financial information received from Tenant to any lender or prospective lender for, or purchaser or prospective purchaser of, the Building, as necessary in the course of any litigation arising out of or concerning this Lease, or as required by applicable law, and provided however that the foregoing confidentiality requirement shall be inapplicable in the event the subject financial information is made publicly available by the Securities and Exchange Commission or any other governmental body. "GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Tenant, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed. Notwithstanding the foregoing, the provisions of this section 31.8 shall not apply so long as Tenant is publicly-traded on a recognized national stock exchange and Tenant's financial statements and information are available to the public over the internet and are discernible from any parent or affiliate entity (the “Publicly-Traded Exemption").
31.9Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord, any of the Landlord Parties, or against the constituent shareholders, partners or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner or other owner, on account of any of Landlord's obligations or actions under this Lease.
31.10Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord's prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant's financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.
31.11Landlord and Tenant agree that the rentable area of the Premises as calculated as of the date of this Lease is accurately set forth in the Basic Lease Information. The rentable square footage of the Premises and the Building shall be subject to verification from time to time by Landlord's architect. That verification shall be made in accordance with Landlord's then current adopted standard with respect to the Building), which may result in an increase or decrease in the number of rentable square feet contained therein, provided that such remeasurement shall not under any circumstances entitle Tenant to a refund or credit for any sums paid under this Lease, nor shall such remeasurement under any circumstances obligate Tenant to pay any additional sums under this Lease as a result of any adjustment in the measurement of the Premises or Building. The determination of Landlord's architect shall be conclusive and binding on the parties, but shall not increase any economic obligations of Tenant under this Lease. In the event of such an adjustment in the rentable square footage, all amounts, percentages and figures (other than any Landlord allowance or contribution for construction of improvements already completed) determined based on rentable square footage, such as Tenant's Percentage Share, Base Rent, and parking rights, if any, shall be adjusted prospectively; provided, however, notwithstanding the foregoing, there shall be no increase in Tenant's Percentage Share or Base Rent as a result of such adjustment during the initial Term of this Lease. The parties shall execute an amendment to the Lease confirming any measurement change within thirty (30) days after Landlord shall request the same. Subject to the foregoing, the square footage figures contained in this Lease are final and binding on the parties.

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ARTICLE 32
Real Estate Brokers
32.1Tenant warrants and represents that it has negotiated this Lease directly with the real estate brokers specified in the Basic Lease Information and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for Tenant in connection with this Lease. Landlord and Tenant shall each indemnify and defend the other against and hold the other harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys' fees, arising from any claim for any compensation, commission or finder's fee by any real estate broker or salesperson actually or allegedly representing or acting on behalf of such party other than those specified in this Article 32.
ARTICLE 33
Authority
33.1If Tenant is a corporation, partnership, limited liability company, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant's obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. Concurrently with signing this Lease, Tenant shall deliver to Landlord a true and correct copy of resolutions duly adopted by the board of directors or other governing body of Tenant, certified by the secretary or assistant secretary of Tenant to be true and correct, unmodified and in full force, which authorize and approve this Lease and authorize each person signing this Lease on behalf of Tenant to do so.
ARTICLE 34
Complete Agreement
34.1There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises or the Building. There are no representations between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any representations is solely upon representations expressly set forth in this Lease. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Landlord and Tenant.
ARTICLE 35
Option to Renew
35.1Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years, commencing upon the expiration of the initial Lease Term. The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than nine (9) months nor earlier than twelve (12) months prior to expiration of the initial Lease Term. Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if on the date that Tenant exercises its renewal option or as of the date immediately preceding the commencement of the renewal period: (a) Tenant is not in, and has not during the Lease Term been in, default under the Lease beyond any applicable cure periods; (b) all or any portion of the Premises is sublet (other than to an Affiliate of Tenant); (c) the Lease has been assigned prior to such date; (d) the Tenant originally named herein is not occupying the Premises; or (e) the Premises is not intended for the exclusive use of Tenant during the renewal term.
35.2If Tenant exercises the renewal option, then all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Lease Term shall apply during the renewal term, except that (a) Tenant shall have no further right to renew this Lease, (b) Tenant shall take the Premises in

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their then “as-is” state and condition, (c) the rates for parking in the Building shall be as reasonably determined by Landlord based on the then current rates for parking in the Building, and (d) subject to section 35.5 below, the Base Rent payable by Tenant for the Premises shall be the then fair market rent for the Premises based upon the terms of this Lease, as renewed. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease.
35.3For purposes of this Article 35, the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to new tenants, taking into consideration the quality of the Building and such amenities as existing improvements and the like, situated in similar buildings in comparable locations in the Sorrento Mesa submarket of San Diego, California, in comparable physical and economic condition, taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate).
35.4The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing four (4) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit D attached hereto.
35.5Notwithstanding anything in the foregoing or Exhibit E attached hereto to the contrary, in no event shall the Base Rent during the renewal period be less than the amount of Base Rent payable by Tenant (for all of the Premises leased hereunder) under this Lease for the calendar month immediately preceding the commencement of the renewal period.
ARTICLE 36
Right of First Offer
36.1Tenant shall have a continuous and ongoing right of first offer (the "Right of First Offer") with respect to any space located in the Building (the “Offering Space”). Tenant’s Right of First Offer shall be exercised, if at all, as set forth in section 36.2 below.
36.2At any time after Landlord has determined that (i) the existing tenant in the Offering Space will not extend or renew the term of its lease for the Offering Space, whether pursuant to a then existing right or pursuant to new arrangements with Landlord and (ii) Landlord intends to market the Offering Space through a third party broker to the general public, then prior to leasing such Offering Space to a party other than the existing tenant, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant, which terms shall reflect the fair market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Tenant may lease such Offering Space in its entirety only, under such terms, or such other terms as mutually agreed upon in writing by Landlord Tenant, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) business days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if at the time that Landlord would otherwise deliver the Advice: (a) Tenant is in default under the Lease beyond any applicable cure periods; (b) more than 40% of the Premises is sublet (other than to an Affiliate); (c) the Lease has been assigned prior to such date (other than to an Affiliate); (d) Original Tenant or an Affiliate is not occupying the Premises; or (e) the Offering Space is not intended for the exclusive use of Original Tenant (or an Affiliate) during the Lease Term.
36.3If Tenant timely and validly exercises the Right of First Offer, the lease of the Offering Space shall be on the terms stated in the Advice, or on such other terms as mutually agreed upon in writing by Landlord and Tenant (such terms to be applicable to the Offering Space referred to herein as the "Expansion Terms"), and the terms and conditions of this Lease (but to the extent that the Expansion Terms and this Lease conflict, the terms and conditions of the Advice shall govern), subject to the following:

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(a)    The lease term for the Offering Space shall be coterminous with the Lease Term, unless otherwise stated in the Expansion Terms;
(b)    Tenant shall pay Base Rent and additional rent for the Offering Space in accordance with the Expansion Terms, which terms and conditions shall reflect the fair market rate for the Offering Space as determined in Landlord’s reasonable judgment. For purposes hereof, the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to new tenants, taking into consideration the quality of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in first-class, reputable, established office buildings in comparable locations in the Sorrento Mesa submarket of San Diego, California, in comparable physical and economic condition, taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then-prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate); and
(c)    The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Expansion Terms specify any work to be performed or improvements allowances to be given by Landlord in the Offering Space, in which case Landlord shall perform such work or give such improvement allowances in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.
36.4The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (a) Tenant’s failure to exercise its Right of First Offer within the period provided in section 36.1 above; (b) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in section 35.1 above; or (c) that date that is thirty-six (36) months prior to the expiration of the term of this Lease. If Tenant fails to exercise its Right of First Offer within the period provided in section 36.1 above, Landlord may lease the Offering Space to a third party on any terms or conditions acceptable to Landlord without any obligation to re-offer the space to Tenant.
36.5If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.
ARTICLE 37
Intentionally Omitted
ARTICLE 38
Rooftop Equipment
38.1Tenant shall have the right, at no additional cost, to utilize space on the roof of the Building for the purpose of installing (in accordance with the terms and conditions of Article 8 of this Lease), operating and maintaining the rooftop dishes/antennas described in Exhibit F attached hereto (collectively the "Dish/Antenna"). The exact location of the space on the roof to be used by Tenant shall be reasonably designated by Landlord (the "Roof Space"). Landlord reserves the right to relocate the location of the designated Roof Space as reasonably necessary during the remainder of the Lease Term, provided that such relocation shall be at Landlord's cost and expense and shall not diminish the intended

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signal, nor unreasonably interfere with Tenant's use of any Dish/Antenna in the original Roof Space. Landlord's designation shall take into account Tenant's use of the Dish/Antenna. Notwithstanding the foregoing, Tenant's right to install the Dish/Antenna shall be subject to the reasonable approval rights of Landlord and Landlord's architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord reasonably determines that the Dish/Antenna equipment does not comply with the approved plans and specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant's sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the "Aesthetic Screening").
38.2Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant's authorized representative or contractors, which shall be reasonably approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), at Tenant's sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.
38.3Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or existing tenants of the Building. In the event Tenant's equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the reasonable judgment of Landlord, then Tenant agrees to remove the Dish/Antenna from the Roof Space. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the "FCC"), the Federal Aviation Administration ("FAA") or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant's equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord's power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant's representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

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38.4The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease or Tenant's right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant's equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord's reasonable discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Lease Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant's agents, employees or contractors.
38.5In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant's option, to perform such work in conjunction with Tenant's contractor. In the event Landlord contemplates roof repairs that could affect Tenant's Dish/Antenna, or which may result in an Interruption of the Tenant's telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.
38.6Tenant specifically acknowledges and agrees that the terms and conditions of Articles 8 and 13 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.
ARTICLE 39
Generator
39.1Subject to the terms hereof and applicable laws, Tenant shall have the right to use one (1) back-up electrical generator of a type, size and specifications reasonably approved by Landlord (the "Generator") in a location reasonably approved by Landlord (the "Generator Area"). In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Building by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible for obtaining all permits and other approvals required by any governmental or quasi-governmental authority in connection with the operation and use of the Generator, and Tenant shall be solely responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant's operation and use of the Generator. In the event that Landlord shall incur any costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within ten (10) days following billing. Tenant shall be responsible for all maintenance and repairs and compliance with law obligations related to the Generator and acknowledges and that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. All repairs and maintenance and compliance with laws with respect to the Generator shall be the sole responsibility of Tenant (at Tenant's sole cost and expense), and Landlord makes no representation or warranty of any kind with respect to such Generator. The Generator shall be deemed to be a part of the Premises for purposes of the insurance provisions of this Lease, as amended hereby, and, in addition, Tenant shall maintain, at Tenant's cost, industry standard "boiler and machinery" insurance coverage with respect thereto. At Landlord's request, Tenant shall be required to remove the Generator and restore such area to the condition that existed prior to the installation of the Generator upon the expiration or earlier termination of this Lease.

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39.2Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to or connected with the use, operation, and/or repair of the Generator and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Generator. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies (a) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (b) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord, plus Landlord's standard administration fee.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Office Lease as of the date first hereinabove written.

TENANT: DEXCOM, INC., a Delaware corporation By Name Title	LANDLORD: GC PACIFIC CENTER COURT OWNER LLC, a Delaware limited liability company By Name Title

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EXHIBIT A
Plan Outlining the Premises

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EXHIBIT B
Work Letter
1.LANDLORD WORK. At Landlord’s sole cost and expense, Landlord shall perform the work described in Schedule 1 attached hereto (the "Landlord's Work") in the Building and in the Premises, which work may be performed in the Building and Premises concurrently with Tenant's Improvements; provided, however, Landlord shall perform a portion of the Landlord's Work (the "Landlord Delivery Date Work") consisting of (i) demolishing the existing office improvements on the second floor of the Building per the space plan attached as Schedule 1-A, (ii) performing all required exterior accessibility work, including ADA parking and associated striping and signage, and (iii) completing the restroom work, all of which shall be Substantially Completed on or before the Delivery Date. Except as set forth in such Schedule 1, and the Lease, Tenant shall accept the Premises in its existing “as-is” condition. Landlord hereby appoints Rick Lafranchi (phone: (415) 596-0494, email: rlafranchi@graymarkcapital.com) as Landlord’s representative to act for Landlord in all matters covered by this Work Letter. Tenant hereby appoints Jon Haigis, Director of Facilities (cell: (858) 736-7039, email: jon.haigis@dexcom.com) as Tenant’s representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter shall be directed to Landlord’s representative or Tenant’s representative, as the case may be. Tenant will not make any inquiries of or request to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architects, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either Landlord or Tenant may change its representative at any time by written notice to the other. Tenant warrants and represents to Landlord that Tenant’s representative is duly authorized to act on Tenant’s behalf with respect to all matters covered by this Work Letter, and agrees that Landlord and Landlord’s Agents shall be entitled to rely on all requests, instructions, authorizations, approvals and other communications of any nature by, of or from such Tenant’s representative, it being agreed to by Tenant that such requests, instructions, authorizations, approvals and other communications shall be binding on Tenant for all purposes.
2.TENANT IMPROVEMENTS. As used in the Lease and this Work Letter, the term "Tenant Improvements" or "Tenant Improvement Work" or "Tenant's Work" means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.
3.INTENTIONALLY OMITTED.
4.TENANT IMPROVEMENT PLANS.
a.Preliminary Space Plan. Landlord has approved Tenant's preliminary space plans attached hereto as Schedule 2 (the "Preliminary Space Plan").
b.Preparation of Final Plans. Based on the approved Preliminary Space Plan, Tenant's architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the "Final Plans"). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord in accordance with the delivery requirements of Section 30.1 of the Lease and via email for signature to confirm that they are consistent with the Preliminary Space Plan. Landlord shall respond to Tenant's submittal of Final Plans within seven (7) business days of Landlord's receipt thereof, such approval not to be unreasonably withheld, conditioned or delayed. In the event Tenant submits the Final Plans to Landlord in accordance with the delivery requirements set forth in this Section 4(b) and Landlord fails to respond within such seven (7) business day period, then the submitted plans and specifications shall be deemed approved by Landlord. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Preliminary Space Plan, Landlord agrees to advise Tenant in writing

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of such disapproval and the reasons therefor within such seven (7) business day period. Tenant will then cause Tenant's architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Preliminary Space Plan. Tenant shall resubmit the Final Plans to Landlord in accordance with the delivery requirements of Section 30.1 of the Lease and via email, and Landlord shall respond to Tenant's resubmitted Final Plans (and to any subsequent resubmittal of Final Plans) within three (3) business days of Landlord's receipt thereof, such approval not to be unreasonably withheld, conditioned or delayed. In the event Tenant resubmits the Final Plans to Landlord in accordance with the delivery requirements set forth in this Section 4(b) and Landlord fails to respond within such three (3) business day period, then the resubmitted plans and specifications shall be deemed approved by Landlord. If Landlord again disapproves such revised Final Plans, or any portion thereof, Landlord shall notify Tenant in writing of such disapproval, the reason for such disapproval and of the reasonable revisions which Landlord requires in order to obtain Landlord's approval. The process shall repeat until such time as Landlord has approved or is deemed to have approved the further revised Final Plans.
c.Requirements of Tenant's Final Plans. Tenant's Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the "Standards"), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.
d.Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant's architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant's architect, with Landlord's cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further material changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes, if any.
e.Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "Tenant Improvement Allowance" described in Section 5 below.
f.Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the "Work Cost Estimate"). Landlord will either approve the Work Cost Estimate or disapprove specific items and submit to Tenant revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Upon Landlord's approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the "Work Cost Statement"), Tenant will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Tenant Improvement Allowance described in Section 5 below, Tenant agrees to pay such excess.
5.PAYMENT FOR THE TENANT IMPROVEMENTS.
a.Tenant Improvement Allowance. Landlord hereby grants to Tenant a tenant improvement allowance of $65.00 per rentable square foot of the Premises (i.e., $3,194,880.00) (the "Tenant Improvement Allowance"). The Tenant Improvement Allowance is to be used only for:

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(i)    Payment of the cost of preparing the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Tenant Improvement Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord's architect and/or Tenant's architect.
(iii)    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.
(iv)    Construction of the Tenant Improvements, including, without limitation, the following:
(aa)    Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;
(bb)    All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;
(cc)    The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;
(dd)    Any additional improvements to the Premises required for Tenant's use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;
(ee)    All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;
(ff)    All plumbing, fixtures, pipes and accessories necessary for the Premises;
(gg)    Testing and inspection costs; and
(hh)    Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements plus a one percent (1%) construction administration fee ("Construction Administration Fee") to cover the services of Landlord's tenant improvement coordinator.
(v)    All costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Building for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical [including heating, ventilating and air conditioning systems] and electrical distribution systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).
In no event shall the Tenant Improvement Allowance be used for data cabling, telecom installation, signage, or any of Tenant's furniture, fixtures or equipment.
b.Over-Allowance Amount.  All costs of the Tenant Improvements in excess of the Tenant Improvement Allowance shall be paid by Tenant at Tenant's sole cost and expense.  Tenant shall pay for all costs of the Tenant Improvements and shall complete the Tenant Improvements prior to any

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disbursement of the Tenant Improvement Allowance by Landlord. Upon Tenant's completion of the Tenant Improvements, the Tenant Improvement Allowance shall be disbursed to Tenant in accordance with the provisions of Section 5(g) below. In no event will the Allowance be used to pay for Tenant's furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises. In addition to the Allowance, Landlord shall be responsible at its sole cost, not to exceed an amount equal to $0.15 per rentable square foot of the Premises (i.e., $7,372.80), for an initial test fit of the Premises by Tenant's architect.
c.Changes. Any material changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes including the Construction Administration Fee, which fee shall be paid to Landlord within ten (10) business days after invoice therefor. Landlord will have the right to decline Tenant's request for a material change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.
d.Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs including the Construction Administration Fee, which fee shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Tenant Improvement Allowance.
e.Unused Allowance Amounts. Any portion of the Tenant Improvement Allowance which exceeds the cost of the Tenant Improvements or is otherwise remaining after December 31, 2020, will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.
f.Additional Reimbursable Work. In connection with Landlord's Work related to the replacement of the HVAC systems, as further set forth on Schedule 1 attached hereto, Landlord and Tenant may mutually agree that Tenant, instead of Landlord, shall perform certain demolition, preparation and installation work related to such new HVAC systems (the "HVAC Work") concurrently with Tenant performing the Tenant's Work, but such HVAC Work shall be done at Landlord's sole cost and expense, not to exceed Five Hundred Sixteen Thousand Dollars ($516,000); provided, however, in the event the cost of the HVAC Work exceeds such amount, Tenant shall be solely responsible for all such excess cost at Tenant's sole cost and expense. In the event Landlord and Tenant agree in writing that Tenant shall perform the HVAC, Tenant shall cause its contractor to separately account for the costs of performing the HVAC Work, and Tenant may submit a request for reimbursement to Landlord for the cost of the HVAC Work as part of a request for disbursement of the Tenant Improvement Allowance; provided that the amounts payable by Landlord for the HVAC Work shall be in addition to the Tenant Improvement Allowance (and shall not be deducted from the Tenant Improvement Allowance).
g.Disbursement of the Tenant Improvement Allowance. Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Lease or this Work Letter, Landlord shall disburse the Tenant Improvement Allowance to Tenant to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements within thirty (30) days after Tenant's satisfaction of the following conditions:
(i)    Landlord has received the following "Evidence of Completion and Payment" with respect to the Tenant's Work:
(A)    Tenant has delivered to Landlord a draw request ("Draw Request") in a form satisfactory to Landlord and Landlord's lender with respect to the Tenant Improvements specifying that the Tenant's Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses and evidence of payment by Tenant for all costs which are payable in connection with the Tenant's Work. The Draw Request shall constitute a representation by Tenant that the Tenant's Work identified has been completed in a good and workmanlike manner and in accordance with the Final Plans and has been paid for;

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(B)    The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed in accordance with the Final Plans;
(C)    Tenant has delivered to Landlord such other evidence of Tenant's payment of the general contractor and subcontractors for the Tenant's Work and the absence of any liens generated by the Tenant's Work as may be required by Landlord (i.e., either unconditional lien releases in accordance with the applicable provisions of the California Civil Code);
(D)    Landlord or Landlord's architect or construction representative has inspected the Tenant Improvements and determined that the Tenant's Work has been completed in a good and workmanlike manner;
(ii)    Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;
(iii)     A certificate of occupancy for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;
(iv)    Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant's contractors, agents and suppliers in compliance with the applicable provisions of the California Civil Code, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant's architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the "as-built" drawings of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant's contractors; (x) manufacturer's warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant's architect/space planner; and (xii) an acceptance of the Premises signed by Tenant;
(v)    Landlord has determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building;
(vi)    The satisfaction of any other requirements or conditions which may be required or imposed by Landlord's lender with respect to the construction of the Tenant Improvements; and
(vii)     Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Tenant Improvement Allowance have been paid for by Tenant.
Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Tenant Improvement Allowance shall be subject to the prior deduction of the portion of the Construction Administration Fee allocable to the Tenant Improvements described in the applicable Draw Request.
h.Books and Records. At its option, Landlord, at any time within three (3) years after final disbursement of the Tenant Improvement Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant's books and records relating to Tenant's expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord's auditor at the Premises within ten (10) business days following Landlord's notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant

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falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.
6.CONSTRUCTION OF TENANT IMPROVEMENTS. Following the later of (i) the Delivery Date, and (ii) Landlord's approval of the Final Plans and the Work Cost Statement described in Section 4(f) above, Tenant's contractor (selected as provided in Section 9(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Premises to inspect Tenant's construction activities following reasonable advance notice Tenant, and at times when a representative of Tenant is available to accompany Landlord during such inspection.
7.TENANT DELAY. Any delay in the completion of the Landlord's Work caused by (a) Tenant's failure to prepare and submit information or instructions within the time periods required herein or inadequacies in such information or instructions, (b) Tenant's failure to approve the Final Plans within the time periods required herein, (c) any changes in the Landlord's Work requested by Tenant, (d) any interruption or interference in the improvement work caused by Tenant, (e) the inclusion of any so-called "long lead" materials in the improvements (such as fabrics, paneling, carpeting or other items that are not readily available within industry standard lead times (e.g., custom made items that require time to procure beyond that customarily required for standard items, or items that are currently out of stock and will require extra time to back order) and for which suitable substitutes exist), and (f) any other delay requested or caused by Tenant (each, a "Tenant Delay"). Under no circumstances shall Landlord be liable to Tenant for any loss, cost or expense resulting to Tenant on account of delay in completion of the improvement work.
8.SUBSTANTIAL COMPLETION. The Tenant Improvements will be deemed to be "substantially completed" when Tenant's contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Tenant's use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion, which items Tenant will thereafter diligently complete.
9.MISCELLANEOUS CONSTRUCTION COVENANTS.
a.No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic's, materialmen's or other liens or encumbrances arising out of the construction of the Tenant Improvements.
b.Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant's Work to effectuate such work in a timely and compatible manner.
c.Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Subject to the other terms and conditions set forth in this Lease, Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant's expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

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d.Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Landlord Parties, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys' fees for counsel of Landlord's choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant's Work (including, but not limited to, claims for breach of warranty, worker's compensation, personal injury or property damage, and any materialmen's and mechanic's liens).
e.Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers' compensation and commercial general liability insurance and property damage insurance as well as "All Risks" builders' risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. In addition to the foregoing, at Landlord's request, Tenant shall furnish to Landlord a completion and lien indemnity bond or other surety satisfactory to Landlord with respect to the performance of the Tenant Improvements. Not less than thirty (30) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord's approval. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds, shall be primary and non-contributory and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant's contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds on a primary, non-contributory basis.
f.Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant's own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant's contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.
g.Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord's cost or at a reasonable charge if the item involves time of Landlord's personnel only. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.
h.Coordination of Labor. All of Tenant's contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord's contractors or by any other tenant or its contractors with respect to the any portion of the Building.
i.Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord's express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent.
j.HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

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k.Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.
l.Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant's responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.
m.Tenant's Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant's Work, the following information:
(i)    The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant's Work; and
(ii)    The date on which Tenant's Work will commence, together with the estimated dates of completion of Tenant's construction and fixturing work.
n.Qualification of Contractors. Once the Final Plans have been proposed and approved, Tenant shall select and retain a contractor and subcontractors from a list of contractors and subcontractors approved by Landlord for the construction of the Tenant Improvement Work in accordance with the Final Plans. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord' s general contractor and other contractors on the job, if any, all as determined by Landlord. All work shall be coordinated with general construction work within the Building, if any.
o.Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.
p.Landlord's Performance of Work. Within ten (10) working days after receipt of Landlord's notice of Tenant's failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant's Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of Tenant's Work.
q.As-Built Drawings. Tenant shall cause "As-Built Drawings" (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord's representative no later than sixty (60) days after the completion of Tenant's Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.

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SCHEDULE 1
Landlord's Work
(i)Intentionally Omitted;

(ii)    Deliver all parking areas, walk paths, and the portions of the Common Areas in Tenant's path of travel to the Premises in compliance with the American with Disabilities Act (“ADA”) as applicable on the date of construction of such areas. Subject to the provisions of the Lease, any ADA items that are required due to tenant improvements will be the responsibility of the Tenant;

(iii)    Deliver the Base Building systems (as defined in Section 1.2 of the Lease), including, but not limited to, Fire Protection alarm system, communication system, Fire Sprinkler system, life support systems and security systems  installed according to building code as applicable on the original installation date of the applicable system, Any improvements that are required due to tenant improvements will be the responsibility of the Tenant;

(v)    Demolish the existing office improvements on the first and second floors per the floor plan attached hereto as Schedule 1-A.

(vi)    Demolish the second floor restrooms and provide new building-standard fixtures and finishes in the first floor and second floor restrooms, provided, however, in no event shall Landlord's cost with respect to such fixtures and finishes exceed $310,150.00, and cost in excess thereof shall be deducted by Landlord from the Tenant Improvement Allowance. Demolish the second floor individual restrooms, replace carpet in both stairwells and paint walls, cover the light wells between the ground floor and second floor, removal of fenced area immediately east of the roll up door on the south side of the Building, renovate the materials storage area in the south parking area, replace the transformer east of the roll up door on the south side of the Building, and replace all roll-up doors and exterior man doors serving the Premises.

(vii)    Completion of all of the elements of the Pacific Center Remodel plan set, as approved by the City of San Diego November 25, 2019, other than any and all work related to the interior of the first floor premises except the restroom core, referred to as rooms 103 and 104 (which restroom core work will be completed).

(viii)    Completion of all of the elements outlined in the ACO Construction Management letter dated October 22, 2019, with the subject line: “The Canyons – 10455 Pacific Center Court – CAP EX Scope”.

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SCHEDULE 1-A
Landlord Demo Work

Exhibit A - Demo Space Plan (1st floor) Page 1 of 2
1ST FLOOR - DEMOLITION FLOOR PLAN

LEGEND

NOTES

A0.7	1ST FLOOR - DEMOLITION FLOOR PLAN	PACIFIC CENTER REMODEL 10455 PACIFIC CENTER COURT SAN DIEGO, CA 92121

WARE MALCOMB

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Exhibit A - Demo Space Plan (2nd floor) Page 2 of 2

2ND FLOOR - DEMOLITION FLOOR PLAN

LEGEND

NOTES

2ND FLOOR - DEMOLITION FLOOR PLAN

PACIFIC CENTER REMODEL

10455 PACIFIC CENTER COURT
SAN DIEGO, CA 92121

WARE MALCOMB

A0.8

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SCHEDULE 2
Preliminary Space Plan

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EXHIBIT C
Rules and Regulations
1.No sign, placard, picture, advertisement, name or notice shall be installed, inscribed, exhibited, painted, affixed or displayed on the Premises or on any part of the outside or inside of the Building without the prior written consent of Landlord. Tenant shall be allowed to install signs on the interior of the Premises. Landlord shall adopt and furnish to Tenant reasonable general guidelines for the display of signs in the Building. Tenant shall comply with such guidelines, but may request the consent of Landlord to modifications to such guidelines or to exceptions thereto, which consent shall not be unreasonably withheld or delayed. All approved signs or lettering on doors shall be inscribed, painted, affixed or otherwise displayed at the expense of Tenant by a person approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall have the right, without liability, to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule.
2.Unless Tenant has obtained Landlord's prior written consent, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as part of Tenant's address. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
3.No curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises shall be permitted except for Building standard vertical or horizontal blinds furnished by Landlord. No awning shall be permitted on any part of the Premises. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be obstructed. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord's prior written consent. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises. Further, Tenant shall not be permitted to place anything on the Building's balconies.
4.No furniture shall be placed in front of the Building or in any lobby or corridor without the prior written consent of Landlord. Landlord shall have the right to remove all of such unpermitted furniture, without notice to Tenant, and at Tenant's expense.
5.All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color reasonably approved by Landlord.
6.Tenant shall not enter the mechanical rooms, air handler rooms, electrical closets, janitorial closets (provided, Tenant's janitorial vendor may freely access janitorial closets) without the prior written consent of Landlord.
7.Landlord shall have the exclusive right to regulate the common areas of the Building. The halls, passages, exits, entrances, elevators and stairways of the Building are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.
8.Any damage caused by Tenant, its employees or agents to the public portions of the Building or to any portions used in common with other tenants or occupants shall be repaired at the sole cost and expense of Tenant, except to the extent such damage is covered by the proceeds of insurance purchased by Landlord as part of Operating Expenses.

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9.Tenant shall not purchase or otherwise obtain for use in the Premises, water, ice, food, towel, barbering, bootblacking services or other like services, except from persons authorized in writing by Landlord to provide the foregoing, and at hours and under regulations fixed by Landlord, with the exception of food and drink purchased for immediate consumption by Tenant's employees and visitors. Notwithstanding the above, Tenant shall have the right without prior written authorization to contract with "Sparkletts" or "Arrowhead" or similar providers for the delivery of ice, water or coffee for use in the Premises.
10.Landlord will furnish to Tenant, free of charge, two keys to each door lock in the Premises and additional keys for each such lock at a reasonable charge, and in the event the Building or Premises is or later becomes equipped with an electronic access control device, Landlord will furnish Tenant with identification keys or cards, each for the sum of Ten Dollars ($10.00). Each of such sums shall be a deposit against the return of such an identification key or card. Landlord may charge a reasonable amount for additional keys or cards. Tenant shall not make or have additional keys made, and Tenant shall not install a new or additional lock or bolt on any door or window of the Premises, nor make any changes to existing locks or the mechanisms thereof, without the prior written consent of Landlord, and Tenant shall furnish Landlord with a key for any such new, additional or altered lock. Tenant must, upon the termination of its tenancy, give Landlord the combination to all combination locks on safes, safe cabinets and vaults remaining on the Premises, and deliver to Landlord all identification keys or cards, if any, keys of stores, offices, and toilet rooms, which keys or cards were either furnished to, or otherwise Procured by Tenant. In the event of the loss of any card or key so furnished, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key or card if Landlord deems it necessary to make such change.
11.No deliveries shall be made which impede or interfere with other tenants or the operation of the Building. Tenant's initial move-in, and subsequent deliveries of bulky items, such as furniture and safes, shall be made during such hours and in such manner as may be prescribed by Landlord from time to time. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building any bulky articles which violate any of these Rules and Regulations or provisions of the Lease. No safes or other objects which exceed the weight, size or other limits on the freight elevators of the Building shall be brought into or installed on the Premises. The Building's freight elevators and loading platform shall be available for use by Tenant, subject to prior reservation and such reasonable scheduling as Landlord in its discretion shall deem appropriate. Prior to delivery of any heavy object to the Building, Tenant shall notify Landlord of such object's specifications and contemplated location in order that Landlord may take action to prevent structural load damage to the Building. Landlord shall have the right to prescribe the weight and size of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms (to be provided at Tenant's expense) as determined by Landlord to be necessary to properly distribute the weight of such objects, but in no event shall Tenant place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall be responsible for all structural engineering required to determine structural load, the actual cost of which engineering Tenant shall reimburse to Landlord promptly after Landlord's invoice therefor. Landlord reserves the right to prohibit or impose other conditions upon the installation in the Premises of heavy objects which might overload the floors of the Building. Landlord shall have the right to approve (but such approval shall not be unreasonably withheld or delayed) the movers or moving company employed by Tenant and Tenant shall cause such movers to use only the loading facilities and elevators designated by Landlord. If Tenant's movers damage any of the elevators or any other part of the Building, Tenant shall pay to Landlord, upon demand, the amount required to repair such damage. Landlord shall have the right to require, and may supply, an elevator operator for the moving of bulky items by Tenant. Tenant shall pay to Landlord, upon demand, Landlord's costs for such elevator operator.
12.The persons employed to move equipment, machines and similar items (other than those items described in Rule 12 above) in or out of the Building must be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord will not be responsible for loss of, or damage to, any such equipment or other items caused by the moving thereof, and all damage done to the Building by moving or maintaining such equipment or other items shall be repaired at the expense of Tenant.

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13.Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.
14.No explosives or firearms shall be brought into the Premises or other portion of the Building without the prior written consent of Landlord. Neither Tenant nor its servants, employees, agents, visitors or licensees shall at any time bring, use or keep in the Premises or in any other portion of the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment or Tenant's vehicles in the on-site parking facility. Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein, which shall in any way violate or conflict with the regulations of the fire department, with any insurance policy on the Premises or the Building, or with any laws, rules, regulations or ordinances established by any governmental authority. Tenant shall not permit the smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Landlord or designated by applicable governmental agencies as non-smoking areas.
15.Except as Landlord may otherwise agree, Tenant shall not install any air conditioning or heating units or similar apparatus, nor use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall (i) not waste electricity, water, air conditioning or other utilities supplied by Landlord, (ii) cooperate fully with Landlord to assure the most efficient operation of the Building's heating and air conditioning systems and (iii) use its best efforts to comply with any governmental energy-saving laws, rules or regulations.
16.At the end of each day, Tenant shall close and lock the doors, and shut off all water faucets, apparatus and other utilities located in the Premises so as to prevent waste or damage, and for any default or carelessness in this regard, Tenant shall be liable for all injuries and damage resulting therefrom. On multiple-tenancy floors, Tenant shall keep the doors to the Building corridors closed at all times and permit them to be opened only for purposes of ingress and egress. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery, pilferage and vandalism.
17.Tenant and Tenant’s employees and invitees shall have access to the Building twenty-four (24) hours per day seven (7) days per week. Notwithstanding the foregoing, Landlord reserves the right to exclude from the Building on Sundays and legal holidays, holidays on which the New York Stock Exchange is closed, and on Mondays through Fridays other than between the hours of 8:00 A.M. and 6:00 P.M., and other than between 9:00 A.M. and 1:00 P.M. on Saturdays or other than between such other hours as may be established from time to time by Landlord, any person unless that person is either known to the person or employee in charge of the Building and/or has a valid pass or is otherwise properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages caused by reason of any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement, act of God or other commotion by closing and locking the doors or by other appropriate action. Landlord may exclude or expel from the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or is in violation of any of these Rules and Regulations (as amended and supplemented from time to time). If Tenant uses the Premises after regular business hours or on nonbusiness days, Tenant shall lock any entrance doors to the Premises used by Tenant immediately after using such doors.
18.The toilet rooms, toilets, urinals, wash bowls and other similar apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees, agents, visitors, licensees or invitees shall have caused the breakage, stoppage or damage.
19.Tenant shall not sell, or permit the sale of, newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or from the Premises without Landlord's prior written consent, nor shall Tenant carry on, or permit or allow any employee or other

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person to carry on, the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of tenants or occupants of any other portion of the Building, nor shall the Premises be used by Tenant for manufacturing of any kind, or any business or activity other than that set forth in the Lease.
20.Tenant shall not commit any act or permit anything in or about the Building which is likely to subject Landlord to liability or responsibility for injury to any person or damage to any property.
21.Tenant shall store all its trash and garbage within the Premises. No material shall be placed in trash boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City in which the Building is located without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate.
22.Tenant shall not mark, paint, drill into, cut, string wires, except for telephone, computer and LAN cables, within or in any way deface any part of the Premises or any other portion of the Building, without the express prior written consent of Landlord, and as Landlord may direct. Any damage to the walls or floors of the Premises caused by the removal of any wall decorations or installations of floor coverings by Tenant shall be repaired by Tenant at Tenant's sole cost and expense. Without limiting any of the provisions of the Lease, Tenant shall refer all representatives of contractors, installation technicians, janitorial workers and other mechanics, artisans and laborers rendering any service in connection with the repair, maintenance or improvement of the Premises to Landlord for Landlord's supervision, approval and control before any of such persons commence performing any of the foregoing services. This paragraph shall apply to all Work performed in the Premises or any other portion of the Building, including, without limitation, the installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting the floors, walls, woodwork, trim, windows, ceilings, equipment or any other portion of the Building. The means by which telephone, telegraph and similar wires are to be introduced to the Premises and the location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the express prior written consent of Landlord, except for decorative items which do not otherwise require the consent of Landlord under this Lease.
23.Tenant shall not lay linoleum or similar floor coverings so that the same shall come into direct contact with the floor of the Premises and, if linoleum or other similar floor covering is to be used, an interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material soluble in water. The use of cement or other similar adhesive material is expressly prohibited. Tenant shall not, without the prior written consent of Landlord, alter or repair the ceiling, remove any ceiling tiles or remove or replace any lamps or ceiling fixtures on the Premises. Landlord shall replace, and Tenant shall pay for the replacement of, any broken ceiling tiles, or lamps, light bulbs or ceiling fixtures which are damaged by Tenant.
24.Except to the extent expressly permitted pursuant to Article 38 of the Lease, Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building nor shall Tenant install or maintain in the Premises any device or equipment which might interfere with the normal reception in the Building of radio or television transmissions.
25.No vending or coin-operated machines shall be placed by Tenant within the Premises without Landlord's prior written consent, which shall not be unreasonably withheld or delayed.
26.The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging, nor shall the Premises be used for any improper, immoral, illegal or objectionable purpose. Tenant shall not occupy or permit any portion of the Premises to be occupied for the manufacture or direct sale of liquor, narcotics or tobacco in any form, or as a medical office, barber shop, manicure shop, music or dance studio, travel agency or employment agency.
27.No cooking or food preparation shall be done or permitted by Tenant on the Premises, except Tenant's employees may use Underwriters' Laboratory-approved equipment for brewing coffee,

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tea, hot chocolate and similar beverages and for warming food, provided that such equipment and use thereof is in accordance with all applicable laws, codes, ordinances, rules and regulations. All such equipment and photocopy machines shall be turned off after regular business hours.
28.Tenant shall not engage or pay any employees on the Premises except those actually working for Tenant on the Premises nor advertise for laborers giving the address of the Premises.
29.Tenant shall not bring or keep within the Premises or Building any animals or birds. Bicycles, motorcycles and other vehicles shall be kept only in the parking facility or facilities designated by Landlord.
30.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
31.Tenant shall not, without the prior written consent of Landlord, request the maintenance personnel of the Building to perform any tasks outside of their regular duties (unless under special instructions from Landlord to do so) for Tenant in or near the Premises or the Building.
32.Tenant shall not use in any area of the Building any hand truck or similar equipment unless it is equipped with rubber tires and side guards.
33.Tenant shall not make, or permit to be made, any unseemly or disturbing noises by the use of any musical instrument, radio, phonograph, nor shall Tenant otherwise disturb or interfere with occupants of the Building or neighboring buildings or premises. Neither Tenant nor its servants, employees, agents, visitors or licensees shall throw anything out of doors, windows or skylights or down public corridors.
34.Except as otherwise set forth in this Lease, Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises, whether voluntary, involuntary or pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.
35.If any governmental license or permit shall be required for the proper and lawful conduct of any business or other activity carried on by Tenant in the premises, or if Tenant's failure to secure such license or permit would adversely affect Landlord, Tenant shall duly procure and thereafter maintain such license or permit.
36.Any consent, approval, request, agreement or other communication required or permitted to be given under these Rules and Regulations shall be given in accordance with the provisions for notices under the Lease.
37.These Rules and Regulations are in addition to, and shall not be construed to modify or amend, in whole or in part, the terms, covenants, agreements or conditions of the Lease.
38.Landlord may waive any one or more of these rules for the benefit of any tenant, but no such waiver by Landlord shall be construed as a waiver of such rule in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such rule against any or all of the tenants of the Building.
39.Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as Landlord may from time to time deem necessary for the management, safety, care and cleanliness of the Premises, and Building, as well as for the convenience of other occupants and tenants therein. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.
40.Tenant shall be responsible for the observance of all of these Rules and Regulations (as amended and supplemented from time to time) by Tenant's employees, agents, clients, customers, invitees

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and guests. Landlord shall not be liable to Tenant for the nonobservance or violation by any tenant or occupant of the Building, or any other person of any of these Rules and Regulations.

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EXHIBIT D
Tenant's Building Signage
[to be attached]

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EXHIBIT E
Appraisal Procedure
Within fifteen (15) calendar days after the expiration of the thirty (30)-calendar day period set forth in section 35.4 of the Lease for the mutual agreement of Landlord and Tenant as to the fair market monthly rental, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market monthly rental. The brokers each shall have at least ten (10) years’ experience with leases in buildings comparable to the Building in the Sorrento Mesa submarket of San Diego, California area, and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such fifteen (15)-calendar day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market monthly rental. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market monthly rental. If such brokers are unable to agree within thirty (30) calendar days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) calendar days after the last date the two brokers are given to set the fair market monthly rental. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.
The third broker shall conduct his own investigation of the fair market monthly rent, and shall be instructed not to advise either party of his determination of the fair market monthly rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) calendar days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market monthly rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market monthly rent is set forth, the third broker shall place his determination of the fair market monthly rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market monthly rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.
    In the presence of the third broker, the determination of the fair market monthly rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two (2) determinations shall be the fair market monthly rent, the envelope containing the determination of the fair market monthly rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market monthly rent, the determination of the other party shall prevail and be treated as the fair market monthly rent. If the higher of the (2) two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market monthly rent shall be the fair market monthly rent. If such is not the case, fair market monthly rent shall be the rent proposed by whichever of Landlord’s broker or Tenant’s broker is closest to the determination of fair market monthly rent by the third broker.

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EXHIBIT F
Dish / Antenna
[to be attached]

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EXHIBIT G
Maintenance and Repair Responsibility Matrix

Equipment/Service Area	Landlord	Tenant
Main Electrical Service	X
Tenant Specific Electrical distribution		X
Tenant Specific Electrical Generation Equipment		X
Tenant Specific HVAC Equipment		X
Common Area HVAC Equipment	X
Landscaping	X
Common Area Janitorial	X
Tenant Space Janitorial		X
Parking and Refuse Area Janitorial	X
Main Water Service	X
Tenant Specific Water Distribution		X
Tenant Space Architectural Finishes		X
Common Area Architectural Finishes	X
Elevator	X
Common Stairwell	X
Tenant Stairwell		X
Common restrooms	X
Tenant Restrooms		X
Main Building sewer	X
Tenant specific sewer		X
Roof	X
Glazing	X
Exterior doors and seals tenant space		X
Exterior doors and seals common area	X
Parking Lot maintenance	X
Data service and infrastructure		X
Tenant specific access control		X
Common area access control	X
Tenant specific CCTV		X
Common area CCTV	X
Exterior building and lot lighting	X
Tenant Specific Fire Detection System		X
Common area Fire Detection System	X
Tenant Specific Fire Suppression System		X
Common area Fire Suppression System	X

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